SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

                         Date of Report: May 8, 1997

                           SBC COMMUNICATIONS INC.

                            A Delaware Corporation

                          Commission File No. 1-8610

                         IRS Employer No. 43-1301883

                   175 E. Houston, San Antonio, Texas 78205

                       Telephone Number (210) 821-4105

Item 7.  Financial Statements and Exhibits

On April 1, 1997, SBC Communications Inc. (SBC) and Pacific Telesis Group (PAC) completed the merger of an SBC subsidiary with PAC, in a transaction in which each share of PAC common stock was exchanged for 0.73145 of a share of SBC common stock (equivalent to approximately 313 million shares). With the merger, PAC became a wholly-owned subsidiary of SBC. The transaction has been accounted for as a pooling of interests and a tax-free reorganization.

SBC presents herein audited consolidated financial statements of SBC to reflect the business combination of SBC and PAC. This report includes the consolidated balance sheets of SBC Communications Inc. (SBC) as of December 31, 1996 and 1995, and the related consolidated statements of income, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1996

(a) SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS OF SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP

      The following audited supplemental consolidated financial statements and notes thereto are presented with the merger accounted for as a "pooling of interests." Under this method of accounting, SBC restates its consolidated financial statements to include the assets, liabilities, shareowners' equity and results of operations of PAC. These are supplemental
      consolidated   financial  statements  which  will  become  the  historical consolidated financial statements of SBC upon issuance of financial statements for the quarter ending June 30, 1997.


    The following audited supplemental consolidated financial statements have been prepared using the exchange ratio of 0.73145:

Selected Financial and Operating Data
Dollars in millions except per
share amounts
---------------------------------------------------------------------------------
At December 31 or for the year          1996      1995    1994     1993    1992
ended:
--------------------------------------------------------------------------------
Financial Data
---------------------------------------------------------------------------------
Operating revenues                   $ 23,486$  21,712 $ 21,006 $ 20,084$ 19,258
---------------------------------------------------------------------------------
Operating expenses                   $ 17,650$  16,592 $ 16,056 $ 17,077$ 15,014
---------------------------------------------------------------------------------
Operating income                     $ 5,836 $   5,120 $ 4,950  $ 3,007 $  4,244
---------------------------------------------------------------------------------
Interest expense                     $   812 $     957 $   935  $ 1,005 $  1,036
---------------------------------------------------------------------------------
Equity in net income of affiliates   $   207 $     120 $   226  $   250 $    208
---------------------------------------------------------------------------------
Income taxes                         $ 1,960 $   1,519 $ 1,448  $   658 $  1,161
---------------------------------------------------------------------------------
Income from continuing operations
before extraordinary loss and
cumulative effect of
accounting changes     1             $ 3,189 $   2,958 $ 2,777  $ 1,589 $  2,455
---------------------------------------------------------------------------------
Net income (loss)                    $ 3,279 $ (3,064) $ 2,800  $(2,474)$  2,424
---------------------------------------------------------------------------------
Earnings per common share:
Income from continuing operations
before extraordinary loss and
cumulative effect of
accounting changes     1             $  3.46 $    3.22 $  3.04  $  1.76 $   2.74
---------------------------------------------------------------------------------
Net income (loss)                    $  3.56 $  (3.33) $  3.07  $ (2.74)$   2.71
---------------------------------------------------------------------------------
Total assets                         $ 39,485$  37,112 $ 46,113 $ 47,695$ 45,588
---------------------------------------------------------------------------------
Long-term debt                       $ 10,930$  10,409 $ 10,746 $ 10,588$ 10,923
---------------------------------------------------------------------------------
Construction and capital             $ 5,481 $   4,338 $ 3,981  $ 4,021 $  3,969
expenditures
---------------------------------------------------------------------------------
Free cash flow   2                   $ 1,935 $   2,452 $ 2,952  $ 2,147 $  2,452
---------------------------------------------------------------------------------
Dividends declared per common        $  1.72 $    1.65 $  1.58  $  1.51 $   1.46
share      3
---------------------------------------------------------------------------------
Book value per common share   4      $ 10.56 $    9.15 $ 14.58  $ 16.69 $  19.51
---------------------------------------------------------------------------------
Ratio of earnings to fixed              5.34      5.24    5.01     2.91     4.06
charges
---------------------------------------------------------------------------------
Return on weighted average            33.73%    23.97%   24.97%  21.23%    14.24%
shareowners' equity     5
---------------------------------------------------------------------------------
Debt ratio   4                        55.49%    61.73%   48.57%  45.30%   43.32%
---------------------------------------------------------------------------------
Operating Data*
---------------------------------------------------------------------------------
EBITDA  6                            $ 9,945 $   9,154 $ 8,774  $ 6,750 $  7,796
---------------------------------------------------------------------------------
Network access lines in service       31,370    29,989   28,918   28,018  27,275
(000)
---------------------------------------------------------------------------------
Access minutes of use (000,000)       123,303  112,874   100,800  93,877  88,035
---------------------------------------------------------------------------------
Wireless customers (000)               4,433     3,672   2,992    2,049    1,413
---------------------------------------------------------------------------------
Number of employees                   109,870  108,189   110,390  113,755 116,523
---------------------------------------------------------------------------------

*Operating data may be periodically revised to reflect the most current information available.

     1 1996, Change in directory accounting; 1995, Discontinuance of Regulatory Accounting; 1994-1992, Income (loss) from spun-off operations; and1993, Early Extinguishment of Debt and Cumulative Effect of Changes in Accounting Principles.
     2 Free cash flow is net cash provided by operating activities less construction and capital expenditures.
     3 Dividends declared by SBC's Board of Directors; these amounts do not include dividends declared and paid by PAC prior to the merger.
     4 Shareowners' equity used in book value per common share and debt ratio calculations includes extraordinary loss and changes in accounting principles.
     5 Calculated using income before extraordinary loss and changes in accounting principles. These impacts are included in shareowners' equity.
     6 EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). SBC considers EBITDA an important component in our economic value added systems as an indicator of the operational strength and performance of our businesses. It is provided as supplemental information and is not intended to be a substitute for operating income, net income or net cash provided by operating activities as a measure of financial performance or liquidity.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Dollars in millions except per share amounts


SBC Communications Inc. (SBC) is a holding company whose subsidiaries and affiliates operate predominantly in the communications services industry. SBC's subsidiaries and affiliates provide landline and wireless telecommunications services and equipment, directory advertising and cable television services.

On April 1, 1997, SBC completed a merger which resulted in Pacific Telesis Group
(PAC) becoming a wholly-owned subsidiary of SBC. Among PAC's subsidiaries are Pacific Bell (PacBell) and Nevada Bell. The merger was accounted for as a pooling of interests and a tax-free reorganization. Accordingly, the financial statements for the periods presented have been restated to include the accounts of PAC (see Note 3 to the financial statements).

SBC's largest subsidiaries are Southwestern Bell Telephone Company (SWBell), providing telecommunications services over approximately 15 million access lines in Texas, Missouri, Oklahoma, Kansas and Arkansas (five-state area), and PacBell providing telecommunications services over approximately 16 million access lines in California. SBC also provides telecommunications services through its Nevada Bell subsidiary over approximately 300 thousand access lines in Nevada. (SWBell, PacBell and Nevada Bell are collectively referred to as the Telephone Companies.) The Telephone Companies are subject to regulation by each of the states in which they operate and by the Federal Communications Commission (FCC).

This discussion should be read in conjunction with the consolidated financial statements and the accompanying notes.

Results of Operations

Summary

Financial results, including percentage changes from the prior year, are summarized as follows:
                                 Percent Change
                                                              -----------------
                                                               1996    1995
                               1996        1995        1994    vs.     vs.
                                                                  1995    1994
-------------------------------------------------------------------------------
Operating revenues         $ 23,486    $ 21,712    $ 21,006       8.2%    3.4%
Operating expenses         $ 17,650    $ 16,592    $ 16,056       6.4%    3.3%
Income before              $  3,189    $  2,958    $  2,800       7.8%    5.6%
  extraordinary loss and
  cumulative effect of
  accounting change
Extraordinary loss               -     $ (6,022)         -         -       -
Cumulative effect of       $     90          -           -         -       -
  accounting change
Net income (loss)          $  3,279    $ (3,064)   $  2,800        -       -
===============================================================================

SBC recognized an extraordinary loss in 1995 from the discontinuance of regulatory accounting at SWBell and PacBell.

The primary factors contributing to the increase in income before extraordinary loss and cumulative effect of accounting change in 1996 were growth in demand for services and products at the Telephone Companies and Southwestern Bell Mobile Systems, Inc. (Mobile Systems).

Dollars in millions except per share amounts

The primary factors contributing to the increase in income before extraordinary loss and cumulative effect of accounting change in 1995 were growth in demand for services and products at the Telephone Companies and Mobile Systems, and an after-tax gain of $111 associated with the merger of SBC's United Kingdom cable television operations into TeleWest P.L.C. (TeleWest). These factors were partially offset by an after-tax charge of $88 recorded in connection with SBC's strategic functional realignment and revenue shortfalls due to the introduction of intraLATA long-distance competition in California.

Items affecting the comparison of the operating results between 1996 and 1995, and between 1995 and 1994, are discussed in the following sections.

Operating Revenues

Total operating revenues increased $1,774, or 8.2%, in 1996 and $706, or
3.4%, in 1995. Components of total operating revenues, including percentage changes from the prior year, are as follows:
-------------------------------------------------------------------------------
                                 Percent Change
                                                               ----------------
                                                               1996    1995
                               1996        1995        1994        vs.     vs.
                                                                  1995    1994
-------------------------------------------------------------------------------
Local service
  Landline                 $  8,754    $  8,118    $  7,494        7.8%     8.3%
  Wireless                    2,676       2,247       1,749       19.1     28.5
Network access
  Interstate                  4,008       3,770       3,525        6.3      7.0
  Intrastate                  1,823       1,744       1,679        4.6      3.8
Long-distance service         2,240       2,072       2,923        8.1    (29.1)
Directory advertising         1,985       1,984       1,950        0.1      1.7
Other                         2,000       1,777       1,686       12.5      5.4
===============================================================
                           $ 23,486    $ 21,712    $ 21,006        8.2%     3.4%
===============================================================================

     Local Service Landline revenues increased in 1996 due to increases in demand, primarily increases in residential and business access lines and vertical services revenues. Total access lines increased 4.6% in 1996, of which 34% was due to growth in Texas and 46% to growth in California. Access lines in Texas and California account for approximately 80% of the Telephone Companies' access lines. Approximately 34% of access line growth in 1996 was due to sales of additional access lines to existing residential customers. Vertical services revenues, which include custom calling options, Caller ID and other enhanced services, also increased in 1996.

     Effective  January 1, 1995,  the  California  Public  Utilities  Commission
     (CPUC) authorized interexchange carriers and others to compete with PacBell in providing intraLATA long-distance service in California. That decision also rebalanced prices for most of PacBell's regulated services, which increased landline local service prices, so that PacBell could remain competitive in the new environment. Landline local service revenues increased in 1995 due to price rebalancing in California, which increased revenue by $379, and increases in demand at the Telephone Companies, primarily increases in residential and business access lines and vertical services revenues. These increases were somewhat offset by price cap revenue reductions ordered by the CPUC. The increased local service revenues resulting from price rebalancing were more than offset by a related $616 decrease in long-distance revenues. Total access lines increased 3.7% in 1995, of which 37% was due to growth in Texas and 43% to growth in California. Approximately 32% of access line growth in 1995 was due to the sales of additional access lines to existing residential customers. Vertical services revenues also increased in 1995.

     Wireless revenues relate to Mobile Systems operations and increased in 1996 and 1995 due primarily to the growth in the number of Mobile Systems' cellular customers of 20.7% and 22.7%. These increases were partially offset by slight declines in average revenue per customer. Beginning in 1997, wireless revenues will also reflect personal communications services
     (PCS) operations in California and Nevada.

     Mobile Systems had 4,398,000 customers in areas in which they were one of the two incumbent providers and 35,000 resale customers at December 31, 1996. These customer amounts were 3,659,000 and 13,000, respectively, at December 31, 1995.

     Network Access Interstate network access revenues increased in 1996 and 1995 due largely to increases in demand for access services by interexchange carriers. Growth in revenues from end user charges, attributable to an increasing access line base, also contributed to the increases in both years. Net rate reductions under the FCC's revised price cap plan, which were effective August 1, 1995, partially offset these increases by approximately $115 in both 1996 and 1995.

     Intrastate network access revenues increased in 1996 and 1995 due primarily to increases in demand, including usage by alternative intraLATA toll carriers. The increase in 1995 was partially offset by the decrease in prices due to the introduction of competition for long-distance services in California.

     Long-Distance Service In 1996 and 1995 PAC provided approximately 55% - 60% of SBC's long-distance revenues. Overall, long-distance revenues increased in 1996 due principally to increases in demand resulting from California's growing economy and growth in Mobile Systems' long-distance revenues, including interLATA service that began in February 1996. Additionally, long-distance service revenues increased due to the inclusion in 1995 of SWBell intraLATA toll pool settlement payments and accruals for rate reductions relating to an appealed 1992 rate order in Oklahoma. The settlement of the appeals in October 1995 eliminated the need to continue these accruals. Absent these accruals and settlements, SWBell long-distance service revenues in 1996 would have decreased slightly due to the continuing impact of price competition from alternative intraLATA toll carriers. Long-distance service revenues decreased in 1995 primarily due to an approximate 40% reduction in intraLATA long-distance prices in California resulting from the introduction of competition for those services and the related regulatory price rebalancing. Additionally, SWBell long-distance services revenues experienced decreases, reflecting competition-related decreases in residential message volumes and the impact of optional calling plans and extended area service plans.

     Directory Advertising revenues were relatively unchanged in 1996 as increased yellow pages revenues from Southwestern Bell Yellow Pages, Inc. (Yellow Pages) and Pacific Bell Directory (PBDirectory) were offset by the decrease resulting from the January 1996 sale of SBC's publishing contracts for GTE Corporation's service areas to GTE Directories. Excluding the impact of this sale, revenues increased 5.1% in 1996. Results for 1995 reflect growth in yellow pages revenues, partially offset by the impact of increased competition.

     Other operating revenues in 1996 and 1995 reflect the increased demand for voice-messaging services, Caller ID equipment, computer network services, computer programming services and videoconferencing services. Other increases in 1996 were attributable to revenues from new business initiatives, such as wireless cable and internet services. The increase in 1995 was partially offset by the decrease in equipment sales revenues at Mobile Systems resulting primarily from declining equipment prices.

Operating Expenses

Total operating expenses increased $1,058, or 6.4%, in 1996 and $536, or
3.3%, in 1995. Components of total operating expenses, including percentage changes from the prior year, are as follows:
-------------------------------------------------------------------------------
                                 Percent Change
                                                                ---------------
                                                                1996    1995
                                1996        1995        1994    vs.     vs.
                                                                   1995    1994
-------------------------------------------------------------------------------
Cost of services and        $  8,220    $  7,864    $  7,917       4.5%    0.7%
products
Selling, general and           5,321       4,694       4,315      13.4     8.8
administrative
Depreciation and               4,109       4,034       3,824       1.9     5.5
amortization
----------------------------------------------------------------
                            $ 17,650    $ 16,592    $ 16,056       6.4%    3.3%
===============================================================================

     Cost of Services and Products increased in 1996 due to increases at the Telephone Companies for network expansion and maintenance, employee compensation and demand-related increases. Other increases in 1996 reflect growth at Mobile Systems, costs incurred to prepare for local competition and PAC's new business initiatives, such as PCS, Internet access and network integration. These increases were partially offset by PAC's decreased employee benefits expenses due to changes in employee benefit plans and benefit plan assumptions (see Note 9 to the financial statements). In 1995, expenses decreased primarily due to decreased California pool settlements with other local exchange carriers, force reductions at PacBell, and decreased equipment costs at Mobile Systems. The absence of expenses associated with SBC's United Kingdom cable television operations (discussed in Other Business Matters) also contributed to the decrease in 1995. These decreases were mostly offset by increases at the Telephone Companies for network expansion and maintenance, demand-related increases for enhanced services, and employee compensation at SWBell.

     Selling, General and Administrative expenses increased in 1996 primarily due to growth-related increases at Mobile Systems and the Telephone Companies, including contracted services, employee compensation and software costs. The increase in 1996 also reflects PAC's expenses incurred to prepare support systems for local competition and for new business initiatives, including long-distance. In 1995, expenses increased primarily due to growth-related increases at Mobile Systems and SWBell, including contracted services and advertising, the $139 charge for costs associated with the strategic realignment discussed in Other Business Matters, and software costs at PAC. These increases were somewhat offset by force reductions at PacBell. Also contributing to the increases in both 1996 and 1995 were increases in operating taxes at SWBell, which include the Texas Infrastructure Fund assessments.

     Depreciation and Amortization increased in 1996 and 1995 due primarily to growth in plant levels and changes in plant composition, primarily at the Telephone Companies and Mobile Systems. The increase in 1995 also reflects the effect of regulatory depreciation represcription at the Telephone Companies.

Interest Expense decreased $145, or 15.2%, in 1996 due to a change in PAC's capital structure which replaced a portion of interest expense with amounts recorded as Other Income (Expense) (see Note 7 to the financial statements), lower long-term debt levels in SBC subsidiaries other than PAC, and capitalization of interest during construction required by the discontinuance of regulatory accounting in the third quarter of 1995. Under regulatory accounting, the Telephone Companies accounted for capitalization of both interest and equity costs during periods of construction as other income.

Equity in Net Income of Affiliates increased $87 in 1996 and decreased $106 in 1995. The 1996 increase reflects: increased income from Telefonos de Mexico, S.A. de C.V. (Telmex), Mexico's national telecommunications company, due to the relative stabilization of the peso; net gains on international affiliate transactions; and improved results from SBC's investment in French cellular operations, reflecting lower level of losses in its second year. Results for 1995 include losses on SBC's United Kingdom cable television operations, which were accounted for under the equity method prior to October 1995, and exchange losses on the non-peso denominated debt of Telmex. Results for 1996 and 1995 also reflect reductions in the translated amount of U.S. dollar earnings from Telmex's operations. Operational growth at Telmex in both years somewhat offset these declines. The 1995 decrease was also attributable to SBC's investment in French cellular operations and PAC's video-related joint venture.

SBC's future earnings from Telmex will continue to be sensitive to changes in the value of the peso. SBC's investment in Telmex has been recorded under U.S. generally accepted accounting principles (GAAP), which exclude inflation adjustments and include adjustments for the purchase method of accounting. Beginning in 1997, SBC will use the U.S. dollar, instead of the peso, as the functional currency for its investment in Telmex due to the Mexican economy becoming highly inflationary as defined by GAAP. Earnings in 1997 will reflect SBC's reduced ownership percentage in Telmex as discussed in Note 5 to the financial statements. These changes are each expected to have a slightly negative impact on Equity in Net Income from Telmex.

Other Income (Expense) - Net decreased $276 in 1996 and increased $210 in 1995. In 1995, SBC recognized a gain from the merger of SBC's United Kingdom cable television operations into TeleWest (see Note 13 to the financial statements) and interest income from tax refunds. The increase was somewhat offset by expenses associated with the refinancing of long-term debt by the Telephone Companies (see Note 6 to the financial statements). Results for 1996 reflect the inclusion in 1995 of these items and decreases due to the reclassification of interest during construction required by the discontinuance of regulatory accounting in the third quarter of 1995 as well as distributions paid on Trust Originated Preferred Securities (TOPrS), as noted in the discussion of Interest Expense. (see Note 7 to the financial statements).

Income Tax expense increased $441, or 29.0%, in 1996 and $71, or 4.9%, in 1995, primarily due to higher income before income taxes. In 1995, tax refunds received at PAC somewhat offset the increase. The elimination of excess deferred taxes and the reduction in the amortization of investment tax credits resulting from the discontinuance of regulatory accounting, as described in Note 2 to the financial statements, also contributed to the increases in both years.

Extraordinary Loss In 1995, SBC recorded an extraordinary loss of $6 billion from the discontinuance of regulatory accounting. The loss included a reduction in the net carrying value of telephone plant and the elimination of net regulatory assets of SWBell and PacBell (see Note 2 to the financial statements).

Cumulative Effect of Accounting Change As discussed in note 1 to the financial statements, PBDirectory changed its method of recognizing directory publishing revenues and related expenses effective January 1, 1996. The cumulative after-tax effect of applying the new method to prior years is recognized as of January 1, 1996 as a one-time, non-cash gain applicable to continuing operations of $90, or $0.10 per share. The gain is net of deferred taxes of $53. Management believes this change to the issue basis method is preferable because it is the method generally followed in the publishing industry, including Yellow Pages, and better reflects the operating activity of the business. This accounting change is not expected to have a significant net income effect on future periods.

Operating Environment and Trends of the Business

Regulatory Environment

The Telephone Companies' telecommunications operations are subject to regulation by each of the seven states in which they operate for intrastate services and by the FCC for interstate services. The Telephone Companies operate under incentive regulation, or price caps, for various services provided by the Telephone Companies. Under price cap regulation, the Telephone Companies are permitted to establish and modify prices, not to exceed the price caps, subject to expedited approval by the governing jurisdiction. Prices for some other services not specifically covered by price caps are also subject to regulatory approval.

The FCC adopted revised interim price cap rules effective August 1, 1995 that govern the prices that the larger Local Exchange Carriers (LECs), including the Telephone Companies, charge interexchange carriers for access to local telephone networks. Price caps set by the FCC are adjusted annually for inflation, a productivity offset and certain other changes in costs. The productivity offset is a fixed percentage used to reduce price caps and is designed to encourage increased productivity. The revised rules allow a choice of three productivity offsets, two of which provide for a sharing of profits with consumers above certain earnings levels and the third of which has no sharing. Through 1996, the Telephone Companies elected the 5.3% productivity offset with no sharing.

The revised FCC price cap plan was intended to be an interim plan that would be revised in 1996. However, with the passage of the Telecommunications Act of 1996 (the Telecom Act), the FCC is conducting further proceedings to address various pricing and productivity issues, and is performing a broader review of price cap regulation in a competitive environment. Additionally, the FCC has stated it will examine universal service and access charge rules during 1997. The Telecom Act and FCC actions taken to implement provisions of the Telecom Act are discussed further under the heading "Competition."

The states' regulatory bodies set intrastate price caps on various services for various periods, depending upon the state. The price cap plans in California and Nevada included sharing mechanisms; however, beginning in 1997, Nevada implemented a new price cap plan which eliminated the sharing mechanism.

Following is a summary of significant state regulatory developments.

California The CPUC's form of price caps requires PacBell to submit an annual price cap filing to determine prices for categories of services for each new year. The price cap plan includes a sharing mechanism that requires PacBell to share its earnings with customers at certain earnings levels. Price adjustments reflect the effects of any change in inflation less productivity as well as adjustments for certain exogenous cost changes. In December 1995, the CPUC issued an order in its review of the regulatory framework in California that suspended use of the "inflation minus productivity" component of the price cap formula for 1996 through 1998. This action freezes the price caps on most of PacBell's regulated services for the years 1996 through 1998 except for adjustments due to exogenous costs or price changes approved through the CPUC's price cap filing process. In December 1996, the CPUC adjusted PacBell's rates due to various exogenous cost changes by an annual revenue reduction of approximately $66 annually, effective January 1, 1997.

The CPUC issued its final decision on universal service on October 25, 1996, establishing an annual California universal service fund of approximately $352 that will subsidize high cost service. Customers of all telecommunications providers will contribute to the universal service fund via a 2.87% surcharge on all bills for telecommunications services provided in California. Effective February 1, 1997, the universal service fund will subsidize the provision of service in high cost areas. In order to ensure revenue neutrality, PacBell must reduce its rates dollar for dollar for amounts received from the fund via an across the board surcredit on all products and services (except residential basic exchange services) or permanent price reductions for those services that previously subsidized universal service. The fund was intended to allow PacBell to eliminate high cost subsidies from its prices, positioning PacBell for competition. Initially, PacBell expects to receive $305 annually from the fund based on CPUC estimates of the cost of providing universal service. Management believes the new program underestimates the cost of providing universal service. PacBell estimates that the average cost of providing service is up to 33% higher per line per month than the CPUC estimate, which could result in high cost area subsidies remaining in prices for competitive services. If this continues, it would place PacBell at a competitive disadvantage.

In 1992, the CPUC issued a decision adopting, with modification, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (FAS 106), for regulatory accounting purposes. Annual price cap decisions by the CPUC granted PacBell approximately $100 in each of the years 1993-1996 for partial recovery of higher costs under FAS 106. In October 1994 the CPUC reopened the proceeding to determine the criteria for exogenous cost treatment and whether PacBell should continue to recover these costs. The CPUC's order also held that related revenues collected after October 12, 1994, were subject to refund plus interest pending further proceedings. On April 9, 1997, the CPUC completed these proceedings and reaffirmed that postretirement benefits costs are appropriately recoverable in PacBell's price cap filings.

The FCC adopted new separations rules effective May 1, 1997 that shift recovery of substantial other billing and collections costs to the interstate jurisdiction. This rule change could reduce PacBell's revenues by about $30 in 1997 and about $45 in each subsequent year. Management is evaluating options to mitigate this effect on net income.

In 1992, a settlement agreement was reached between the State Board of Equalization, all California counties, the State Attorney General, and 28 utilities, including PacBell, on a specific methodology for valuing utility property for property tax purposes for a period of eight years. The CPUC opened an investigation to determine if any resulting property tax savings should be returned to customers. Intervenors have asserted that as much as $20 of annual property tax savings should be treated as an exogenous cost reduction in PacBell's annual price cap filings. These intervenors have also asserted that past property tax savings totaling as much as approximately $70 as of December 31, 1996, plus interest should be returned to customers. Management believes that, under the CPUC's regulatory framework, any property tax savings should be treated only as a component of the calculation of shareable earnings and not as an exogenous cost. In an Interim Opinion issued in June 1995, the CPUC decided to defer a final decision on this matter pending resolution of the criteria for exogenous cost treatment under its regulatory framework.

Texas The Public  Utility  Regulatory  Act,  which became  effective in May 1995
(PURA), allows SWBell and other LECs to elect to move from rate of return regulation to price regulation with elimination of earnings sharing. In September 1995, SWBell notified the Texas Public Utility Commission (TPUC) that it elected incentive regulation under the new law. Basic local service rates are capped at existing levels for four years following the election. The TPUC is prohibited from reducing switched access rates charged by LECs to interexchange carriers while rates are capped.

LECs electing price regulation must commit to network and infrastructure improvement goals, including expansion of digital switching and advanced high-speed services to qualifying public institutions, such as schools, libraries and hospitals, requesting the services. PURA also established an infrastructure grant fund for use by public institutions in upgrading their communications and computer technology. PURA provided for a total fund assessment of $150 annually on all telecommunications providers in Texas for a ten-year period, half of which would be paid by the cellular and wireless industry. The provisions establishing different assessment rates for landline and cellular and wireless service providers were ruled unconstitutional under the Texas constitution in January 1996, and the lower rate was ordered to be applied to both categories of service providers, resulting in less than a $150 annual assessment. Based on this order, SBC's total annual payment is estimated to be approximately $35 to $45. The 1997 Texas legislative session is considering this issue with the stated goal of restoring the assessment to its original $150 annual amount. As a result, SBC's annual payment could increase.

PURA establishes local exchange competition by allowing other companies that desire to provide local exchange services to apply for certification by the TPUC, subject to certain build-out requirements, resale restrictions and minimum service requirements. PURA provides that SWBell will remain the default carrier of "1 plus" intraLATA long-distance traffic until SWBell is allowed to carry interLATA long-distance.

In 1996, MCI Communications Corporation (MCI) and AT&T Corp. (AT&T) sued the state of Texas, alleging that PURA violates the Texas state constitution, and claiming that PURA establishes anticompetitive barriers designed to prevent MCI, AT&T and Sprint Corporation (Sprint) from providing local services within Texas. SBC is unable to predict the outcome of this proceeding. During 1996, the TPUC approved the application of Sprint for a certificate of authority to provide local service, waiving the build-out requirements specified under state law for facilities-based certificates of authority. TPUC has also requested the FCC issue an expedited ruling on whether PURA's build-out requirements are lawful under the Telecom Act. AT&T and MCI have also filed petitions with the FCC arguing the build-out requirements should be preempted; they have also requested TPUC grant them similar treatment as Sprint. In a preliminary ruling, the TPUC has waived build-out requirements for them.

More than 100 applications to provide competitive local service certification have been approved by the TPUC, with over 30 more applications pending approval. As a result, SWBell expects competition to continue to develop for local service, but the specific financial impacts of this competition cannot be reasonably estimated until all required tariff filings are approved by the TPUC for SWBell and other companies intending to provide local service.

Missouri During 1996, the 1995 Cole County Circuit Court ruling which overturned the August 1994 settlement agreement reached among SWBell, the Missouri Public Service Commission (MPSC) and the Office of Public Counsel (OPC) was upheld on appeal. The practical effect of this decision is to eliminate the prospective commitments under the settlement agreement, including a rate review moratorium and capital investment commitments. The decision has no immediate impact on SWBell's current rates because they were approved by the MPSC in separate proceedings, which were not appealed.

Oklahoma On October 30, 1995, the Oklahoma Corporation Commission (OCC) approved a settlement that resolved pending court appeals of a 1992 rate order. Under the terms of the settlement, SWBell paid a cash settlement of $170 to business and residential customers, and offered discounts with a retail value of $268 for certain SWBell services. Previously ordered rate reductions of $100 were lowered to $84, of which $57 had already been implemented. The settlement allowed the remaining $27 in rate reductions to be deferred, with approximately $9 becoming effective in 1996 and the remainder during 1997. The settlement also provides that no overearnings complaint can be filed against SWBell until January 1, 1998. SWBell began accruing for the order in 1992, and the settlement and associated costs had been fully accrued as of the end of the third quarter of 1995.

Competitive Environment

Competition continues to increase in the telecommunications industry. Recent changes in legislation and regulation have increased the opportunities for alternative service providers offering telecommunications services. Technological advances have expanded the types and uses of services and products available. Accordingly, SBC faces increasing competition in significant portions of its business.

   Domestic

On February 8, 1996, the Telecom Act was enacted into law. The Telecom Act is intended to address various aspects of competition within, and regulation of, the telecommunications industry. The Telecom Act provides that all post-enactment conduct or activities which were subject to the consent decree, referred to as the Modification of Final Judgment (MFJ), issued at the time of AT&T's divestiture of the Regional Holding Companies (RHCs) are now subject to the provisions of the Telecom Act. In April 1996, the United States District Court for the District of Columbia issued its Opinion and Order terminating the MFJ and dismissing all pending motions related to the MFJ as moot. This ruling effectively ended 13 years of RHC regulation under the MFJ. Among other things, the Telecom Act also defines conditions SBC must comply with before being permitted to offer interLATA long-distance service within California, Texas, Missouri, Kansas, Oklahoma, Arkansas, and Nevada (regulated operating areas) and establishes certain terms and conditions intended to promote competition for the Telephone Companies' local exchange services.

Under terms of the Telecom Act, SBC may immediately offer interLATA long-distance outside the regulated operating areas and over its wireless network both inside and outside the regulated operating areas. Before being permitted to offer landline interLATA long-distance service in any state within the regulated operating areas, SBC must apply for and obtain state-specific approval from the FCC. The FCC's approval, which involves consultation with the United States Department of Justice, requires favorable determinations that the Telephone Companies have entered into interconnection agreement(s) that satisfy a 14-point "competitive checklist" with predominantly facilities based carrier(s) that serve residential and business customers or, alternatively, that the Telephone Companies have a statement of terms and conditions effective in that state under which it offers the "competitive checklist" items. The FCC must also make favorable public interest and structural separation determinations. The Telecom Act directed the FCC to establish rules and regulations to implement the Telecom Act, and to preempt specific state law provisions under certain circumstances. The Telecom Act also allows RHCs to provide cable services over their own networks, but sets limits on RHCs acquiring interests in cable television operations in their regulated operating areas.

In August 1996, the FCC issued rules by which competitors could connect with LECs' networks, including those of the Telephone Companies. Among other things, the rules addressed unbundling of network elements, pricing for interconnection and unbundled elements (Pricing Provisions), and resale of network services. The FCC rules were appealed by numerous parties, including SBC, other LECs, various state regulatory commissions and the National Association of Regulatory Utility Commissioners.

On October 15, 1996, the United States Court of Appeals for the Eighth Circuit (Eighth Circuit) issued an order to stay the FCC's Pricing Provisions and its rules permitting new entrants to "pick and choose" among the terms and conditions of approved interconnection agreements. The stay provides that it will remain in effect while the Eighth Circuit considers the validity of the rules. Other provisions of rules adopted by the FCC to implement the Telecom Act remain in effect.

The effects of the FCC rules are dependent on many factors including, but not limited to: the ultimate resolution of the pending appeals; the number and nature of competitors requesting interconnection, unbundling or resale; and the results of the state regulatory commissions' review and handling of related matters within their jurisdictions. Accordingly, SBC is not able to assess the impact of the FCC rules.

      Landline Local Service

Recent state legislative and regulatory developmentsalso allow increased competition for local exchange services. Companies wishing to provide competitive local service have filed numerous applications with state commissions throughout the Telephone Companies' regulated operating areas, and the commissions of each state have begun approving these applications. Under the Telecom Act, companies seeking to interconnect to the Telephone Companies' network and exchange local calls must enter into interconnection agreements with the Telephone Companies, which are then subject to approval by the appropriate state commission. There have been approximately 190 companies approved by state commissions to provide local telephone service throughout the Telephone Companies' regulated operating areas, most of them in Texas and California. There are approximately 70 more applications pending approval before the state commissions. Several companies who have failed to agree on all interconnection terms have filed for arbitration before the state commissions.

The CPUC authorized facilities-based local services competition effective January 1996 and resale competition effective March 1996. Several issues still need to be resolved before the CPUC issues final rules for local competition. These issues include final rates for resale, presubscription, implementation of number portability and LEC provisioning and pricing of essential network functions to competitors. In order to provide services to resellers, PacBell uses established operating support systems, and has implemented electronic ordering systems and a customer care/billing center. Costs to implement local competition, especially number portability, will be material and it is uncertain whether regulators will allow for recovery of these costs. The CPUC expects to issue final rules on presubscription in early 1997 and final rates and rules for all other issues in late 1997. It is anticipated that competition will be targeted mainly to high-density areas, where higher margins may be achieved. Many of these competitors have placed facilities in service and begun extensive advertising campaigns.

In October 1996, in a consolidated arbitration hearing between SWBell and AT&T, MCI, MFS Communications Company, Inc. (MFS), Teleport Communications Group, and American Communications Services, Inc., the TPUC approved interconnection rates to be charged by SWBell as well as certain other terms of interconnection between the parties. SWBell also filed revised cost support for the establishment of rates with the TPUC which may be subject to further hearings. SWBell, AT&T and MCI filed suit in state and federal court maintaining that, for various reasons, the arbitration award is unlawful. SWBell has TPUC-approved interconnection agreements with 26 local service providers, with 17 pending approvals as of April 15.

In Missouri, the MPSC issued orders on a consolidated arbitration hearing with AT&T and MCI and on selected items with MFS. Among other terms, the orders established discount rates for resale of SWBell services and prices for unbundled network elements. SWBell has filed suit in federal court appealing the orders as unlawful.

As a result of the Telecom Act and conforming interconnection agreements, the Telephone Companies expect in 1997 they will experience local exchange competition from multiple providers in various markets. Management is unable to assess the effect of competition on the industry as a whole, or financially on SBC, but expects both losses of market share in local service and gains resulting from new business initiatives, vertical services and new service areas. SBC intends to use approved agreements in support of its application to the FCC to provide interLATA long-distance service in the Telephone Companies' regulated operating areas.

The Telephone Companies also face competition from various local service providers that bypass the local exchange network. Some of these providers have built fiber optic "rings" throughout large metropolitan areas to provide transport services (generally high-speed data) for large business customers and interexchange carriers. Others provide high-usage customers, particularly large businesses, alternative telecommunications links for voice and data, such as private network systems, shared tenant services or private branch exchange (PBX) systems (which are customer-owned and provide internal switching functions without using a telephone company's central office facilities). The extent of the economic incentive to bypass the local exchange network depends upon local exchange prices, access charges, regulatory policy and other factors. End user charges previously ordered by the FCC are designed in part to mitigate the effect of system bypass.

      Wireless Local Service

In 1993, the FCC adopted an order allocating radio spectrum and licenses for PCS. PCS utilizes wireless telecommunications digital technology at a higher frequency radio spectrum than cellular. Like cellular, it is designed to permit access to a variety of communications services regardless of subscriber location. In an FCC auction, which concluded in March 1995, PCS licenses were awarded in 51 major markets. SBC acquired PCS licenses in the Major Trading Areas (MTAs) of Los Angeles-San Diego, California; San Francisco-Oakland-San Jose, California; Memphis, Tennessee; Little Rock, Arkansas; and Tulsa, Oklahoma. The California licenses cover all of California and Nevada. SBC is currently in the build out phase of PCS in most of its California-Nevada markets and Tulsa, Oklahoma. During 1996, SBC received several AT&T cellular networks in Arkansas in exchange for SBC's PCS licenses in Memphis, Tennessee and Little Rock, Arkansas and other consideration.

In November 1996, Pacific Bell Mobile Services (PBMS) conducted an extensive PCS trial in San Diego, California. Service was formally launched in San Diego in January 1997, in February 1997 in Las Vegas, Nevada, and in March 1997 in Sacramento, California. The network will incorporate the Global System for Mobile Communications ("GSM") standard which is widely used in Europe. PBMS is selling PCS as an off-the-shelf product in approximately 100 retail stores across San Diego County, about 60 retail stores in Las Vegas and about 80 retail stores in Sacramento. PBMS plans to offer PCS service in San Francisco and Los Angeles in the second quarter of 1997. Management expects a widespread offering of PCS service in most of California and Nevada by mid-1997. Management anticipates significant competition, particularly from the two established cellular companies in each market. However, a high quality product with PacBell's service reputation should enable PBMS to establish a significant presence in these markets.

In an FCC auction which concluded January 1997, SBC acquired eight additional PCS licenses for Basic Trading Areas (BTAs) that are within the five-state area. SBC plans to build out the new BTAs as part of its strategy to be a full service telecommunications provider (expected completion 1999). Including these new BTAs with existing cellular and PCS services, SBC will be able to offer wireless services to approximately 85% of its landline local service customers in the five-state area.

Companies granted licenses in MTAs and BTAs where SBC also provides service include subsidiaries and affiliates of AT&T, Sprint and other RHCs. The degree of competition which SBC will encounter in its cellular markets will depend, in part, on the timing and extent of the build out of PCS services.

      Long-distance

Competition continues to intensify in the Telephone Companies' intraLATA long-distance markets. Principal competitors are interexchange carriers, bypass service interexchange carriers which are assigned an access code (e.g., "10XXX") used by their customers to route intraLATA calls through the interexchange carrier's network, and resellers, which sell long-distance services obtained at bulk rates. Effective January 1, 1995, the CPUC authorized intraLATA long-distance services competition in California. In April 1995, the CPUC also ordered PacBell to offer expanded interconnection to competitive access providers. These competitors are allowed to carry the intrastate portion of long-distance and intraLATA long-distance calls between PacBell's central offices and long distance carriers. Competitors may choose to locate their transmission facilities within or near PacBell's central offices. It is estimated that PacBell now serves less than 50% of the business intraLATA long-distance customers in its service areas. On April 11, 1997, SBC filed an application with the FCC for the provision of interLATA long-distance services in Oklahoma under the provisions of the Telecom Act. The OCC has approved SBC's application.

      Other

In the future, it is likely that additional competitors will emerge in the telecommunications industry. Cable television companies and electric utilities have expressed an interest in, or already are, providing telecommunications services. As a result of recent and prospective mergers and acquisitions within the industry, SBC may face competition from entities offering both cable TV and telephone services in the Telephone Companies' regulated operating areas. Interexchange carriers have been certified to provide local service, and a number of other major carriers have publicly announced their intent to provide local service in certain markets, some of which are in the Telephone Companies' regulated operating areas.

SBC is aggressively representing its interests regarding competition before federal and state regulatory bodies, courts, Congress and state legislatures. SBC will continue to evaluate the increasingly competitive nature of its business, and to develop appropriate competitive, legislative and regulatory strategies.

   International

Telmex was granted a concession in 1990, which expired in August 1996, as the sole provider of long-distance services in Mexico. In 1995, the Mexican Senate and Chamber of Deputies passed legislation encompassing a series of rules for the introduction of competition into the Mexican long-distance market previously issued by the Mexican Secretary of Communication and Transportation. Those rules specified that there would be an unlimited number of long-distance concessions and that Telmex was required to provide 60 interconnection points by January 1, 1997, and more than 200 interconnection points by the year 2000. Several large competitors have received licenses to compete with Telmex and begun operations, including a joint venture between AT&T and Alfa, a Mexican consortium, and Avantel, S.A., a joint venture between MCI and Grupo Financiero Banamex-Accival, Mexico's largest financial group. Balloting for presubscription of long-distance service is currently occuring among Telmex's customers in selected areas.


Other Business Matters

Merger Agreement On April 1, 1997, SBC and PAC completed the merger of an SBC subsidiary with PAC, in a transaction in which each share of PAC common stock was exchanged for 0.73145 of a share of SBC common stock. With the merger, PAC became a wholly-owned subsidiary of SBC. The transaction has been accounted for as a pooling of interests and a tax-free reorganization. Accordingly, the financial statements for the periods presented have been restated to include the accounts of PAC (see Note 3 to the financial statements for more information).

Restructuring Reserve In December 1993, a reserve was established to record the incremental cost of force reductions associated with restructuring PacBell's business processes through 1997. This restructuring was expected to allow PacBell to eliminate approximately 10,000 employee positions through 1997, net of approximately 4,000 new positions expected to be created. Net force reductions were 1,926 for 1996 and 9,168 for the three-year period 1994 through 1996. The pace of net force loss moderated in 1996 due to strong volume growth at PacBell.

This table sets forth the status and activity of this reserve.
-------------------------------------------------------------------------
                                          1996        1995        1994
-------------------------------------------------------------------------
  Balance - beginning of year         $    228    $    819    $  1,097
   Additions                                 -           -           -
   Charges: cash outlays                  (195)       (372)       (216)
          non-cash                          64        (219)        (62)
-------------------------------------------------------------------------
  Balance - end of year               $     97    $    228    $    819
=========================================================================

Charges to the restructuring reserve in 1996 totaled $131, including cash outlays of $195 and a $64 non-cash charge reversal described below. In 1995, PacBell charged $219 to the restructuring reserve for the non-cash cost through 1997 of enhanced retirement benefits negotiated in the 1995 union contracts, to be paid from pension fund assets. Based on its experience, in 1996 PacBell revised its estimate of these retirement costs. Consequently, $64 of these 1995 non-cash charges were reversed in 1996. There was no effect on net income from either the 1995 charge or the 1996 change in this estimate. Management expects to use the remaining reserve balance during 1997.

Effective with the merger, SBC has begun a complete review of all of its subsidiaries, including subsidiaries of PAC. Approximately 50 review teams are examining operational functions within the companies and evaluating all strategic initiatives. The teams will identify synergies between the companies, establish uniform system requirements and redirect strategic efforts. SBC cannot currently estimate the amount of future savings to be derived from this process or the amount of current and future costs associated with reorganizing functions and reevaluating strategies that SBC will incur; however, significant changes in strategic initiatives or combinations of common functions would result in material charges to SBC's 1997 results of operations. SBC anticipates the review teams will complete the evaluation phase by the end of the second quarter.

Acquisitions and Dispositions In addition to the acquisitions, dispositions and the merger of SBC's United Kingdom cable television operations discussed in Note 13 to the financial statements, SBC has made several acquisitions and dispositions since 1994.

In October 1994, SBC sold an additional 25% of its United Kingdom cable television operations to Cox Cable Communications, accounting for the remaining investment under the equity method of accounting until the 1995 merger of these operations.

In 1995, SBC made the following acquisitions: a wireless system serving Watertown, New York, and 100% of the stock of Cross Country Wireless (CCW), a wireless cable television operator providing service to 40,000 customers in Riverside, California and with licenses to provide service in Los Angeles, Orange County and San Diego. The CCW acquisition involved the exchange of approximately $120 of stock and assumption of $55 in debt. Additionally, SBC made the following equity investments in 1995: a $317 investment for 40% of VTR S.A. (VTR), a privately owned Chilean telecommunications holding company which is 51% owned by Grupo Luksic, a large Chilean conglomerate and an investment in a South African wireless company.

In 1996, SBC made the following additional investments: an investment to maintain its indirect 10% ownership in a French cellular company to offset dilution of its interest resulting from other equity sales, and an increase in its holding in VTR to 49% through the purchase of shares from another minority shareholder. Also in 1996, SBC and the other RHC's reached an agreement to sell Bell Communications Research (Bellcore) in a transaction expected to close in 1997.

In March 1997, the consortium of SBC and Telekom Malaysia Berhad, which is 60% owned by SBC, finalized an agreement to purchase 30% of Telkom South Africa (Telkom), the state-owned telecommunications company of South Africa. Under the agreement, SBC is committed to invest approximately $750, approximately $600 of which will remain in Telkom. The transaction is expected to close in the second quarter of 1997.

None of these transactions had a material effect on SBC's financial results in 1996, 1995 or 1994, nor does management expect them to have a material effect on SBC's financial position or results of operations in 1997.

Strategic Realignment In July 1995, SBC announced a strategic realignment which positions the company to be a single-source provider of telecommunications services. All of SBC's operations within the five-state area report to one management group, while international operations and domestic operations outside the five-state area report to a separate management group.

In connection with this realignment of functions, in 1995 SBC recognized $139 in selling, general and administrative expenses. These expenses include postemployment benefits for approximately 2,400 employees arising from the future consolidation of operations within the five-state area, streamlining support and administrative functions and integrating financial systems. Implementation of the realignment has been delayed due to the merger with PAC. The charge reduced net income for 1995 by approximately $88.

==============================================================================
Liquidity and Capital Resources
==============================================================================

Capital Expenditures and Other Commitments

To provide high-quality communications services to its customers, SBC, particularly the Telephone Companies, Mobile Systems and SBC's PCS operations must make significant investments in property, plant and equipment. The amount of capital investment is influenced by demand for services and products, continued growth and regulatory commitments.

SBC's capital expenditures totaled $5,481, $4,338 and $3,981 for 1996, 1995 and 1994. The Telephone Companies' capital expenditures increased 29% in 1996 and 11% in 1995 due primarily to demand-related growth, network upgrades, customer-contracted requirements, ISDN projects, PCS build-out and SWBell's regulatory commitments. SBC's capital expenditures increase in 1995 was also due to PAC's expenditures for the PCS network. Mobile Systems expenditures increased 10% in 1996 and 6% in 1995 due to continued growth.

In 1997, management expects total capital spending to increase from 1996, to between $5,800 and $6,000. Capital expenditures in 1997 will relate primarily to the continued evolution of the Telephone Companies' networks, including amounts agreed to under regulation plans at SWBell, and continued build out of Mobile Systems' markets and PAC's PCS. SBC expects to fund ongoing capital expenditures with cash provided by operations.

SWBell continues to make additional network and infrastructure improvements over periods ranging through 2001 to satisfy regulatory commitments. Total capital expenditures under these commitments will vary based on actual demand of potential end users. SWBell anticipates spending approximately $150 to $200 in 1997 associated with these commitments.

PacBell has purchase commitments of approximately $208 remaining in connection with its previously announced program for deploying an all-digital switching platform with ISDN and SS-7 capabilities.

In December 1994, PacBell contracted for the purchase of up to $2,000 in Advanced Communications Network (ACN) facilities, which incorporated new technologies. During 1995, the ability to deploy the facilities outstripped the ACN vendor's ability to deliver necessary products and software. Accordingly, management decided to suspend construction at certain sites, which reduced the expected cost to less than $700. If ACN facilities meet certain quality and performance criteria (the Network Test), PacBell is committed to purchase the ACN facilities in 1998. If ACN facilities are acquired, due to competition or other factors affecting PacBell's ability to recover its investment in these facilities, their value to PacBell could be materially impaired. If ACN facilities fail the Network Test, PacBell will not be committed to buy the ACN facilities but might be liable to reimburse the principal ACN vendor for some construction costs up to $300, which would also result in a material charge.

As discussed in Other Business Matters, SBC has committed to invest approximately $750 under its agreement to purchase a stake in Telkom South Africa. The transaction is expected to be completed in the second quarter of 1997.

Over the next few years, SBC is expecting to incur significant software expenditures for interconnection and customer number portability. The extent and timing of these expenditures will vary depending on the timing and nature of regulatory actions and corresponding or compensating network improvements, but are likely to be material.

Dividends Declared

Dividends declared by the Board of Directors of SBC were $1.72 per share in 1996, $1.65 per share in 1995, and $1.58 per share in 1994. These per share amounts do not include dividends declared and paid by PAC prior to the merger. Including those PAC dividends, total dividends paid were $1,680 in 1996, $1,933 in 1995 and $1,878 in 1994. Pursuant to the terms of the merger agreement, PAC reduced its 1996 second, third and fourth quarter dividends. The lower second and third quarter dividends paid in 1996 improved 1996 cash flow by approximately $195. Management's dividend policy considers both the expectations and requirements of shareowners, internal requirements of SBC and long-term growth opportunities.

Cash, Lines of Credit and Cash Flows

SBC had $314 of cash and cash equivalents available at December 31, 1996. Commercial paper borrowings as of December 31, 1996, totaled $1,848. SBC has entered into agreements with several banks for lines of credit totaling $3,550 all of which may be used to support commercial paper borrowings (see Note 6 to the Financial Statements). SBC had no borrowings outstanding under these lines of credit as of December 31, 1996.

During 1996, as in 1995 and 1994, SBC's primary source of funds continued to be cash generated from operations, as shown in the Consolidated Statements of Cash Flows. Net cash provided by operating activities exceeded SBC's construction and capital expenditures during 1996, as in 1995 and 1994; this excess is referred to as free cash flow, a supplemental measure of liquidity. SBC generated free cash flow of $1,935, $2,452 and $2,952 in 1996, 1995 and 1994.

During 1996 PAC issued $1,000 of TOPrS, $500 at 7.56% in January 1996 and $500 at 8.5% in June 1996 (see Note 7 to the financial statements). The proceeds were used to retire outstanding short-term debt, primarily commercial paper which had increased significantly during 1995.

During 1996 and 1995, the Telephone Companies refinanced long-term debt with an aggregate principal amount of $964.

Total Capital

SBC's total capital consists of debt (long-term debt and debt maturing within one year), TOPrS and shareowners' equity. Total capital increased $1,844 in 1996 and decreased $4,006 in 1995. The increase in 1996 was due to PAC's increased financing requirements and the reinvestment of earnings, partially offset by the acquisition of treasury shares. The decrease in 1995 was due to the effects of the discontinuance of regulatory accounting. Absent this extraordinary charge, total capital increased by $2,016 in 1995 due primarily to the reinvestment of earnings and increased commercial paper borrowings, partially offset by foreign currency translation adjustments resulting from the decline in the value of the Mexican peso.

Debt Ratio

SBC's debt ratio was 55.5%, 61.7% and 48.6% at December 31, 1996, 1995 and 1994.
The debt ratio is affected by the same factors that affect total capital. For 1995, the decrease in equity caused by the discontinuance of regulatory accounting increased the debt ratio by 13.2 percentage points.

Share Repurchases

See Note 12 to the financial statements.

Employee Stock Ownership Plans

See Note 10 to the financial statements.

                         Report of Independent Auditors


The Board of Directors and Shareowners
SBC Communications Inc.

We have audited the accompanying supplemental consolidated balance sheets of SBC Communications Inc. (formed as a result of the consolidation of SBC Communications Inc. (SBC) and Pacific Telesis Group (PAC)) as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of SBC and PAC on April 1, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of SBC's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of PAC which statements reflect total assets constituting 42% for 1996 and 43% for 1995 of the related supplemental consolidated financial statement totals, and which reflect total operating revenues constituting approximately 41%, 42% and 44% of the related supplemental consolidated financial statement totals for the years ended December 31, 1996, 1995 and 1994. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for PAC, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SBC Communications Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of PAC, as described in Note 3 to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

As discussed in Note 3, the supplemental consolidated financial statements include the effects of changes applied retroactively to conform accounting methodologies between PAC and SBC. As discussed in Note 1 to the supplemental consolidated financial statements, Pacific Bell, a subsidiary of PAC, changed its method of recognizing directory publishing revenues and related expenses effective January 1, 1996. As discussed in Note 2 to the supplemental consolidated financial statements, SBC discontinued its application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" in 1995.


                                                               ERNST & YOUNG LLP

San Antonio, Texas
February 14, 1997,
except for Note 3, as to which the date is April 1, 1997

SBC Communications Inc.
Consolidated Statements of Income
Dollars in millions except per share amounts
--------------------------------------------------------------------------------------------
                                                              1996       1995        1994
--------------------------------------------------------------------------------------------
Operating Revenues
Local service                                           $   11,430  $  10,365    $  9,243
Network access                                               5,831      5,514       5,204
Long-distance service                                        2,240      2,072       2,923
Directory advertising                                        1,985      1,984       1,950
Other                                                        2,000      1,777       1,686
--------------------------------------------------------------------------------------------
Total operating revenues                                    23,486     21,712      21,006
--------------------------------------------------------------------------------------------

Operating Expenses
Cost of services and products                                8,220      7,864       7,917
Selling, general and administrative                          5,321      4,694       4,315
Depreciation and amortization                                4,109      4,034       3,824
--------------------------------------------------------------------------------------------
Total operating expenses                                    17,650     16,592      16,056
--------------------------------------------------------------------------------------------
Operating Income                                             5,836      5,120       4,950
--------------------------------------------------------------------------------------------

Other Income (Expense)
Interest expense                                              (812)      (957)       (935)
Equity in net income of affiliates                             207        120         226
Other income (expense) - net                                   (82)       194         (16)
--------------------------------------------------------------------------------------------
Total other income (expense)                                  (687)      (643)       (725)
--------------------------------------------------------------------------------------------
Income From Continuing Operations Before Income Taxes,
  Extraordinary Loss and Cumulative Effect of
  Accounting Change                                          5,149      4,477       4,225
--------------------------------------------------------------------------------------------

Income taxes                                                 1,960      1,519       1,448
--------------------------------------------------------------------------------------------
Income from Continuing Operations                            3,189      2,958       2,777
Income from spun-off operations, net of tax                      -          -          23
--------------------------------------------------------------------------------------------
Income Before Extraordinary Loss and Cumulative Effect
  of Accounting Change                                       3,189      2,958       2,800
--------------------------------------------------------------------------------------------
Extraordinary Loss from Discontinuance of Regulatory
 Accounting, net of tax                                      -         (6,022)        -
Cumulative Effect of Accounting Change, net of tax              90          -         -
--------------------------------------------------------------------------------------------
Net Income (Loss)                                       $    3,279  $  (3,064)   $  2,800
--------------------------------------------------------------------------------------------

Earnings Per Common Share:

Income from Continuing Operations                       $     3.46  $     3.22   $    3.04
Income from spun-off operations                               -           -            .03
--------------------------------------------------------------------------------------------
Income Before Extraordinary Loss and Cumulative
Effect of Accounting Change                                   3.46        3.22        3.07
--------------------------------------------------------------------------------------------
Extraordinary Loss                                            -          (6.55)       -
Cumulative Effect of Accounting Change                         .10        -           -
--------------------------------------------------------------------------------------------
Net Income (Loss)                                       $     3.56  $    (3.33)  $    3.07
--------------------------------------------------------------------------------------------
Weighted Average Number of Common
  Shares Outstanding (in millions)                             921        920         912
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
SBC Communications Inc.
Consolidated Balance Sheets

Dollars in millions except per share amounts
--------------------------------------------------------------------------------------
                                                                       December 31,
                                                           ---------------------------
                                                               1996             1995
--------------------------------------------------------------------------------------
Assets
Current Assets
Cash and cash equivalents                                  $    314      $       566
Short-term cash investments                                     432              243
Accounts receivable - net of allowances for
uncollectibles of
  $311 and $266                                               4,684            3,995
Prepaid expenses                                                287              198
Deferred charges                                                102              369
Other current assets                                            452              666
--------------------------------------------------------------------------------------
Total current assets                                          6,271            6,037
--------------------------------------------------------------------------------------
Property, Plant and Equipment - Net                          26,080           24,374
--------------------------------------------------------------------------------------
Intangible Assets - Net of Accumulated Amortization of
  $611 and $543                                               3,589            3,635
--------------------------------------------------------------------------------------
Investments in Equity Affiliates                              1,964            1,616
--------------------------------------------------------------------------------------
Other Assets                                                  1,581            1,450
--------------------------------------------------------------------------------------
Total Assets                                               $ 39,485      $    37,112
--------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

SBC Communications Inc.
Consolidated Balance Sheets

Dollars in millions except per share amounts
--------------------------------------------------------------------------------------
                                                                       December 31,
                                                           ---------------------------
                                                               1996             1995
--------------------------------------------------------------------------------------
Liabilities and Shareowners' Equity
Current Liabilities
Debt maturing within one year                              $  2,335      $     3,210
Accounts payable and accrued liabilities                      6,584            6,026
Dividends payable                                               393              484
--------------------------------------------------------------------------------------
Total current liabilities                                     9,312            9,720
--------------------------------------------------------------------------------------
Long-Term Debt                                               10,930           10,409
--------------------------------------------------------------------------------------

Deferred Credits and Other Noncurrent Liabilities
Deferred income taxes                                           853              447
Postemployment benefit obligation                             5,070            5,202
Unamortized investment tax credits                              498              578
Other noncurrent liabilities                                  2,181            2,313
--------------------------------------------------------------------------------------
Total deferred credits and other noncurrent liabilities       8,602            8,540
--------------------------------------------------------------------------------------

Commitments and contingencies
--------------------------------------------------------------------------------------
Corporation-obligated mandatorily redeemable preferred
securities of
  subsidiary trusts*                                          1,000                -
--------------------------------------------------------------------------------------

Shareowners' Equity
Preferred shares ($1 par value, 10,000,000 authorized:            -                -
none issued)
Common shares ($1 par value, 2,200,000,000 authorized:
issued 933,772,624 at December 31, 1996 and
933,861,842 at December 31, 1995)                               934              934
Capital in excess of par value                                9,422            9,398
Retained earnings (deficit)                                   1,297             (316)
Guaranteed obligations of employee stock ownership plans       (229)            (272)
Deferred Compensation - LESOP trust                            (161)            (242)
Foreign currency translation adjustment                        (637)            (578)
Treasury shares (20,616,939 at December 31, 1996 and
11,122,981 at December 31, 1995, at cost)                      (985)            (481)
--------------------------------------------------------------------------------------
Total shareowners' equity                                     9,641            8,443
--------------------------------------------------------------------------------------
Total Liabilities and Shareowners' Equity                  $ 39,485      $    37,112
--------------------------------------------------------------------------------------

* The trusts contain assets of $1,030 in principal amount of the Subordinated Debentures of Pacific Telesis Group. The accompanying notes are an integral part of the consolidated financial statements.

SBC Communications Inc.
Consolidated Statements of Cash Flows
Dollars in millions, increase (decrease) in cash and cash
equivalents
-------------------------------------------------------------------------------------------
                                                                1996      1995       1994
-------------------------------------------------------------------------------------------
Operating Activities
Net income (loss)                                           $  3,279  $ (3,064)  $  2,800
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
   Depreciation and amortization                               4,109     4,034      3,824
   Undistributed earnings from investments in equity            (138)      (58)      (134)
   affiliates
   Provision for uncollectible accounts                          395       346        305
   Amortization of investment tax credits                        (80)      (95)      (124)
   Deferred income tax expense                                   626       609        (20)
   Extraordinary loss, net of tax                                 -      6,022         -
   Cumulative effect of accounting change, net of tax            (90)      -           -
   Spun-Off Operations                                            -        -          (23)
   Changes in operating assets and liabilities:
      Accounts receivable                                       (765)     (463)      (493)
      Other current assets                                       (50)       77        (97)
      Accounts payable and accrued liabilities                   632       (76)       556
   Other - net                                                  (502)     (542)       321
-------------------------------------------------------------------------------------------
Total adjustments                                              4,137     9,854      4,115
-------------------------------------------------------------------------------------------
Net Cash Provided by Continuing Operations                     7,416     6,790      6,915
-------------------------------------------------------------------------------------------
Net Cash Provided by Spun-off Operations                        -           -          18
-------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                      7,416     6,790      6,933
-------------------------------------------------------------------------------------------

Investing Activities
Construction and capital expenditures                         (5,481)   (4,338)    (3,981)
Investments in affiliates                                        (74)      (54)       (25)
Purchase of short-term investments                            (1,005)     (704)      (325)
Proceeds from short-term investments                             816       587        390
Dispositions                                                      96        14        296
Acquisitions                                                    (442)   (1,186)    (1,238)
Net investment in spun-off operations                             -         -          33
-------------------------------------------------------------------------------------------
Net Cash Used in Continuing Operations                        (6,090)   (5,681)    (4,850)
-------------------------------------------------------------------------------------------
Net Cash used in spun-off operations                              -         -        (332)
-------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities                         (6,090)   (5,681)    (5,182)
-------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

SBC Communications Inc.
Consolidated Statements of Cash Flows
Dollars in millions, increase (decrease) in cash and cash
equivalents
-------------------------------------------------------------------------------------------
                                                                1996       1995      1994
-------------------------------------------------------------------------------------------
Financing Activities
Net change in short-term borrowings with original
 maturities of three months or less                             (977)     1,402      (129)
Issuance of other short-term borrowings                          209         91        36
Repayment of other short-term borrowings                        (134)       (91)      (41)
Issuance of long-term debt                                       989        981       355
Repayment of long-term debt                                     (408)    (1,086)     (462)
Early extinguishment of debt and related call premiums          -          (465)       -
Issuance of trust originated preferred securities              1,000        -          -
Issuance of common shares                                        111         74       180
Purchase of treasury shares                                     (650)      (216)     (447)
Issuance of treasury shares                                       52         82        18
Dividends paid                                                (1,664)    (1,814)   (1,744)
Other                                                           (106)         -       (18)
-------------------------------------------------------------------------------------------
Net Cash Used in Continuing Operations                        (1,578)    (1,042)   (2,252)
-------------------------------------------------------------------------------------------
Net cash provided by spun-off operations                        -          -           39
-------------------------------------------------------------------------------------------
Net Cash Used in Financing Activities                         (1,578)    (1,042)   (2,213)
-------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) all Activities                   (252)        67      (462)
-------------------------------------------------------------------------------------------
Less spun-off operations                                        -          -         (275)
-------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            (252)        67      (187)
-------------------------------------------------------------------------------------------
Cash and cash equivalents beginning of year                      566        499       686
-------------------------------------------------------------------------------------------
Cash and Cash Equivalents End of Year                       $    314  $     566  $    499
-------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

SBC Communications Inc.
Consolidated Statements of Shareowners' Equity

Dollars in millions except per share amounts
------------------------------------------------------------------------------------------------------------------------------------

                                                                            Guaranteed
                                                                            Obligation
                                                                                    of       Deferred
                                                                              Employee   Compensation     Foreign
                                                         Capital in              Stock             of    Currency
                                          Common Shares  Excess of Retained  Ownership Employee Stock Translation  Treasury Shares
                                          Shares  Amount Par Value Earnings      Plans          Trust  Adjustment    Shares Amount
                                                                  (Deficit)
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993           912,191,021   $912    $11,400   $3,757      $(353)       $(386)     $(39)  (2,510,404) $(110)
Net income for the year
  ($3.07 per share)                       -            -         -    2,800          -             -         -       -           -
Dividends to shareowners
  ($1.58 per share)                       -            -         -   (1,878)         -             -         -       -           -
Spun-off stock distribution               -            -    (2,901)       -          -             -         -       -           -
Reduction of debt associated with
   Employee Stock Ownership Plans         -            -         -        -         38             -         -       -           -
Cost of LESOP trust shares allocated
to
   employee accounts                      -            -         -        -          -           80          -       -           -
Foreign currency translation
adjustment,
  net of income tax benefit of $197       -            -         -        -          -             -     (324)       -           -
Issuance of common shares:
  Dividend Reinvestment Plan           3,334,668      4        134        -          -             -         -       -           -
  Other issuances                     15,140,077     15        621        -          -             -         -       -           -
Purchase of treasury shares               -            -         -        -          -             -         - (11,301,550)  (447)
Issuance of treasury shares               -            -         4        -          -             -         -   2,410,326      94
Other                                     -            -         -      (14)         -             -         -       -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994           930,665,766    931      9,258    4,665       (315)        (306)     (363) (11,401,628)  (463)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss) for the year
  ($(3.33) per share)                     -            -         -   (3,064)         -             -         -       -           -
Dividends to shareowners
  ($1.65 per share)                       -            -         -   (1,933)         -             -         -       -           -
Reduction of debt associated with
   Employee Stock Ownership Plans         -            -         -        -         43             -         -       -           -
Cost of LESOP trust shares
allocated to
   employee accounts                      -            -         -        -          -           64          -       -           -
Foreign currency translation                                                         -
adjustment,
    net of income tax benefit of          -            -         -        -          -             -     (215)       -           -
$116
Issuances of common shares            3,196,076        3       129        -          -             -         -       -           -
Purchase of treasury shares               -            -         -        -          -             -         -  (4,610,713)  (216)
Issuance of treasury shares:
  Dividend Reinvestment Plan              -            -        19        -          -             -         -   2,730,666     111
  Other issuances                         -            -        (8)       -          -             -         -   2,158,694      87
Other                                     -            -         -       16          -             -         -       -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995           933,861,842    934      9,398     (316)     (272)         (242)     (578) (11,122,981)  (481)
------------------------------------------------------------------------------------------------------------------------------------
Net income for the year
  ($3.56 per share)                       -            -         -    3,279          -             -         -       -           -
Dividends to shareowners
  ($1.72 per share)                       -            -         -   (1,680)         -             -         -       -           -
Reduction of debt associated with
   Employee Stock Ownership Plans         -            -         -        -         43             -         -       -           -
Cost of LESOP trust shares
allocated to
   employee accounts                      -            -         -        -          -           81          -       -           -
Foreign currency translation
adjustment,
   net of income tax benefit of $28       -            -         -        -          -                    (59)       -           -
Purchases of common shares            (89,218)         -         -        -          -             -         -       -           -
Purchase of treasury shares               -            -         -        -          -             -         - (13,099,709)  (650)
Issuance of treasury shares:
   Dividend Reinvestment Plan             -            -        26        -          -             -         -   2,667,752     109
   Other issuances                        -            -        (5)       -          -             -         -     937,999      37
Other                                     -            -         3       14          -             -         -       -           -
------------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996           933,772,624   $934     $9,422   $1,297     $(229)        $(161)    $(637) (20,616,939) $(985)
------------------------------------------------------------------------------------------------------------------------------------
---------







   Total

---------
 $15,181



















---------
  13,407
---------



















---------
   8,443
---------


















---------
  $9,641
---------

The accompanying notes are an integral  part of the  consolidated  financial statements.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------
Dollars in millions except per share amounts


1.    Summary of Significant Accounting Policies

      Basis of Presentation - The consolidated financial statements include the accounts of SBC Communications Inc. and its majority-owned subsidiaries
      (SBC). SBC's subsidiaries and affiliates operate predominantly in the communications services industry, providing landline and wireless telecommunications services and equipment, directory advertising and cable television services both domestically and worldwide.

      SBC's largest subsidiaries are Southwestern Bell Telephone Company (SWBell) providing telecommunications services in Texas, Missouri, Oklahoma, Kansas and Arkansas (five-state area), and Pacific Telesis Group
      (PAC), providing telecommunications services in California and Nevada. PAC's subsidiaries include Pacific Bell (PacBell, which also includes its subsidiaries) and Nevada Bell. (SWBell, PacBell and Nevada Bell are collectively referred to as the Telephone Companies.)

      All significant intercompany transactions are eliminated in the consolidation process. Investments in partnerships, joint ventures and less than majority-owned subsidiaries are principally accounted for under the equity method. Earnings from certain foreign investments accounted for under the equity method are included for periods ended within three months of SBC's year end.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

      Income  Taxes  -  Deferred   income  taxes  are  provided  for   temporary
      differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

      Investment tax credits earned prior to their repeal by the Tax Reform Act of 1986 are amortized as reductions in income tax expense over the lives of the assets which gave rise to the credits.

      Cash Equivalents - Cash equivalents include all highly liquid investments with original maturities of three months or less.

      Deferred Charges - Directory advertising costs are deferred until the directory is published and advertising revenues related to these costs are recognized.

      Cumulative Effect of Accounting Change - Prior to January 1, 1996, Pacific Bell Directory (a subsidiary of PacBell) recognized revenues and expenses related to publishing directories in California using the "amortization" method, under which revenues and expenses were recognized over the lives of the directories, generally one year. The change in methodology was made because it is the method generally followed in the publishing industry, including Southwestern Bell Yellow Pages, and better reflects the operating activity of the business.

      The cumulative after-tax effect of applying the change in method to prior years is recognized as of January 1, 1996 as a one-time, non-cash gain applicable to continuing operations of $90, or $0.10 per share. The gain is net of deferred taxes of $53. Had the current method been applied during 1995 and 1994, income before extraordinary loss and accounting change would not have been materially affected.

--------------------------------------------------------------------------------
Notes to Consolidated Financial Statements, continued
--------------------------------------------------------------------------------

Dollars in millions except per share amounts

2. Property, Plant and Equipment - Property, plant and equipment is stated at cost. The cost of additions and substantial betterments of property, plant and equipment is capitalized. The cost of maintenance and repairs of property, plant and equipment is charged to operating expenses. Property, plant and equipment is depreciated using straight-line methods over their estimated economic lives, generally ranging from 3 to 50 years. Prior to the discontinuance of regulatory accounting in the third quarter of 1995, SWBell and PacBell computed depreciation using certain straight-line methods and rates as prescribed by regulators. In accordance with composite group depreciation methodology, when a portion of the Telephone Companies' depreciable property, plant and equipment is retired in the ordinary course of business, the gross book value is charged to accumulated depreciation; no gain or loss is recognized on the disposition of this plant.

      Intangible Assets - Intangible assets consist primarily of wireless cellular, PCS and television licenses, cable television licenses, customer lists and the excess of consideration paid over net assets acquired in business combinations. These assets are being amortized using the straight-line method, over periods generally ranging from 5 to 40 years. At December 31, 1996 and 1995, amounts included in net intangible assets for licenses were $2,695 and $2,692. Management periodically reviews the carrying value and lives of all intangible assets based on expected future cash flows.

      Software Costs - The costs of computer software purchased or developed for internal use are expensed as incurred. However, initial operating system software costs are capitalized and amortized over the lives of the associated hardware.

      Advertising Costs - Costs for advertising products and services or corporate image are expensed as incurred.

      Foreign Currency Translation - Local currencies are generally considered the functional currency for SBC's share of foreign operations, except in countries considered highly inflationary. SBC translates its share of foreign assets and liabilities at current exchange rates. Revenues and expenses are translated using average rates during the year. The ensuing foreign currency translation adjustments are recorded as a separate component of Shareowners' Equity. Other transaction gains and losses resulting from exchange rate changes on transactions denominated in a currency other than the local currency are included in earnings as incurred.

      Earnings Per Common Share - The earnings per common share computation uses the weighted average number of common shares outstanding, including shares held by employee stock ownership plans. Common stock equivalents outstanding are not considered dilutive.

2.    Discontinuance of Regulatory Accounting

      In the third quarter of 1995, SWBell and PacBell discontinued their application of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (FAS 71). FAS 71 requires depreciation of telephone plant using lives set by regulators which are generally longer than those established by unregulated companies, and deferral of certain costs and obligations based on regulatory actions (regulatory assets and liabilities). As a result of the adoption of price-based regulation for most of SWBell's revenues and the acceleration of competition in the California and five-state area telecommunications markets, management determined that SWBell and PacBell no longer met the criteria for application of FAS 71.

      Upon discontinuance of FAS 71 by SWBell and PacBell, SBC recorded a non-cash, extraordinary charge to net income of $6,022 (after a net deferred tax benefit of $4,037). This charge was comprised of an after-tax charge of $5,739 to reduce the net carrying value of telephone plant, and an after-tax charge of $283 for the elimination of net regulatory assets. The components of the charge were as follows:

    -----------------------------------------------------------------------
                                                    Pre-tax      After-tax
    -----------------------------------------------------------------------
    Increase telephone plant accumulated           $ 9,476      $  5,739
    depreciation
    Elimination of net regulatory assets               583           283
    =======================================================================
           Total                                   $10,059      $  6,022
    =======================================================================

      The increase in accumulated depreciation of $9,476 reflected the effects of adopting depreciable lives for SWBell's and PacBell's plant categories which more closely reflect the economic and technological lives of the plant. The adjustment was supported by discounted cash flow analyses which estimated amounts of telephone plant that may not be recoverable from discounted future cash flows. These analyses included consideration of the effects of anticipated competition and technological changes on plant lives and revenues.

      Following is a comparison of new lives to those prescribed by regulators for selected plant categories:

    ------------------------------------------------------------------------
                                                  Average Lives (in Years)
    ------------------------------------------------------------------------
                                                  Regulator-     Estimated
                                                  Prescribed     Economic
    -------------------------------------------------------------------------
    Digital switch                                    17           10-11
    Digital circuit                                  10-12          7-8
    Copper cable                                     19-26         14-18
    Fiber cable                                      27-30          20
    Conduit                                          57-59          50
    =========================================================================

      The increase in accumulated depreciation at SWBell also included an adjustment of approximately $450 to fully depreciate analog switching equipment scheduled for replacement. Remaining analog switching equipment is being depreciated using an average remaining life of four years.

      The discontinuance of FAS 71 for external financial reporting purposes also required the elimination of net regulatory assets of $583. Regulatory assets and liabilities are related primarily to accounting policies used by regulators in the ratemaking process which are different from those used by non-regulated companies. The differences arose predominantly in the accounting for income taxes, deferred compensated absences, and, in California, pension costs and debt redemption costs. These items are required to be eliminated with the discontinuance of accounting under FAS
      71. SWBell and PacBell accounting and reporting for regulatory purposes are not affected by the discontinuance of FAS 71 for external financial reporting purposes.

      With the discontinuance of FAS 71, SWBell and PacBell began accounting for interest on funds borrowed to finance construction as an increase in property, plant and equipment and a reduction of interest expense. Under the provisions of FAS 71, both companies capitalized both interest and equity costs allowed by regulators during periods of construction as other income and as an addition to the cost of plant constructed. Additionally, PacBell began accounting for pension costs under Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," (FAS
      87) and Statement of Financial Accounting Standards No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" (FAS 88).

3.    Merger Agreement

      On April 1, 1997, SBC and PAC completed the merger of an SBC subsidiary with PAC, in a transaction in which each share of PAC common stock was exchanged for 0.73145 of a share of SBC common stock (equivalent to approximately 313 million shares). With the merger, PAC became a wholly-owned subsidiary of SBC. The transaction has been accounted for as a pooling of interests and a tax-free reorganization. Accordingly, the financial statements for the periods presented have been restated to include the accounts of PAC. These are supplemental consolidated financial statements which will become the historical consolidated financial statements of SBC upon issuance of financial statements for the quarter ending June 30, 1997.

      Operating revenues, income before extraordinary loss and cumulative effect of accounting change and net income (loss) of the separate companies for the last three years were as follows:

-------------------------------------------------------------------------------
Year Ended December 31,                         1996        1995        1994
-------------------------------------------------------------------------------
Operating revenues:
    SBC                                     $ 13,898    $ 12,670      11,772
    PAC                                        9,588       9,042       9,234
-------------------------------------------------------------------------------
    Combined                                $ 23,486    $ 21,712    $ 21,006
-------------------------------------------------------------------------------
Income before extraordinary loss and
cumulative effect
   of accounting change:
    SBC                                     $  2,101    $  1,889    $  1,649
    PAC                                        1,057       1,048       1,159
    Adjustments                                   31          21          (8)
-------------------------------------------------------------------------------
    Combined                                $  3,189    $  2,958    $  2,800
-------------------------------------------------------------------------------
Net income (loss):
    SBC                                     $  2,101    $   (930)   $  1,649
    PAC                                        1,142      (2,312)      1,159
    Adjustments                                   36         178          (8)
-------------------------------------------------------------------------------
    Combined                                $  3,279    $ (3,064)   $  2,800
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


      The combined results include the effect of changes applied retroactively to conform accounting methodologies between PAC and SBC for, among other items, pensions, postretirement benefits, sales commissions and merger transaction costs as well as certain deferred tax adjustments resulting from the merger. In each case, SBC believes the new methods are more prevelent and better reflect the operations of the business. Transaction costs and one-time charges relating to the closing of the merger were $359 ($215 net of tax) including, among other items, the present value of amounts to be returned to California ratepayers as a condition of the merger and expenses for investment banker and professional fees. Of this amount, $72 is included in expenses in 1996. The remainder will be reflected in 1997 expenses.

      Effective with the merger, SBC has begun a complete review of all of its subsidiaries, including subsidiaries of PAC. Approximately 50 review teams are examining operational functions within the companies and evaluating all strategic initiatives. The teams will identify synergies between the companies, establish uniform system requirements and redirect strategic efforts. SBC cannot currently estimate the amount of future savings to be derived from this process or the amount of current and future costs associated with reorganizing functions and reevaluating strategies that SBC will incur; however, significant changes in strategic initiatives or combinations of common functions would result in material charges to SBC's 1997 results of operations. SBC anticipates the review teams will complete the evaluation phase by the end of the second quarter.

4.    Property, Plant and Equipment

      Property, plant and equipment is summarized as follows at December 31:

-------------------------------------------------------------------------------
                                                        1996          1995
-------------------------------------------------------------------------------
Telephone Companies plant
      In service                                   $  56,638     $  54,152
      Under construction                               1,614         1,042
-------------------------------------------------------------------------------
                                                      58,252        55,194
Accumulated depreciation and amortization            (34,515)      (32,698)
-------------------------------------------------------------------------------
Total Telephone Companies                             23,737        22,496
-------------------------------------------------------------------------------
Other                                                  3,534         2,819
Accumulated depreciation and amortization             (1,191)         (941)
-------------------------------------------------------------------------------
Total other                                            2,343         1,878
-------------------------------------------------------------------------------
Property, plant and equipment--net                 $  26,080     $  24,374
===============================================================================

      SBC's depreciation expense as a percentage of average depreciable plant was 7.2% for 1996, 7.4% for 1995, and 7.2% for 1994.

      Certain facilities and equipment used in operations are under operating or capital leases. Rental expenses under operating leases for 1996, 1995 and 1994 were $207, $166 and $159. At December 31, 1996, the future minimum rental payments under noncancelable operating leases for the years 1997 through 2001 were $124, $109, $103, $57 and $35, and $180 thereafter.
      Capital leases were not significant.

5.    Equity Investments

      Investments in affiliates accounted for under the equity method consist principally of SBC's investment in Telefonos de Mexico, S.A. de C.V. (Telmex), Mexico's national telecommunications company. SBC is a member of a consortium that holds all of the AA shares of Telmex stock, representing voting control of the company. The consortium is controlled by a group of Mexican investors led by an affiliate of Grupo Carso, S.A. de C.V. SBC also owns L shares which have limited voting rights. In January 1997, SBC sold a portion of its L shares so that its total equity investment was below 10% of Telmex's total equity capitalization.

      In December 1994 SBC made an equity investment in French cellular operations (see Note 12). Other equity investments held by SBC include interests in Australian and Israeli operations which provide directory, cable television and other services, minority ownership of several domestic wireless properties and 1995 investments in Chilean telecommunications and South African wireless operations.

      The following table is a reconciliation of SBC's investments in equity affiliates:
-------------------------------------------------------------------------------
                                                 1996       1995        1994
-------------------------------------------------------------------------------
Beginning of year                           $   1,616   $  1,776    $  1,458
Additional investments                            337        447         629
Equity in net income                              207        120         224
Dividends received                                (70)       (62)        (90)
Currency translation adjustment                   (94)      (268)       (560)
Reclassifications and other adjustments           (32)      (397)        115
===============================================================================
End of year                                 $   1,964   $  1,616    $  1,776
===============================================================================

      Currency translation adjustments for 1995 and 1994 primarily reflect the effect on SBC's investment in Telmex of the decline in the value of the Mexican peso relative to the U.S. dollar during those years. Beginning in 1997, SBC will use the U.S. dollar, instead of the peso, as the functional currency for its investment in Telmex due to the Mexican economy becoming highly inflationary.

      Other adjustments for 1995 reflect the change to the cost method of accounting in October 1995 for SBC's United Kingdom cable television operations (see Note 13) and the reclassification of a credit deferred in 1994 pending completion of the French cellular investment in 1995. Other adjustments for 1994 reflect the change to the equity method of accounting for SBC's previously consolidated United Kingdom cable television operations.

      Undistributed earnings from equity affiliates were $762 and $624 at December 31, 1996 and 1995.

6.    Debt

      Long-term debt, including interest rates and maturities, is summarized as follows at December 31:
-------------------------------------------------------------------------------
                                                         1996           1995
-------------------------------------------------------------------------------
SWBell
  Debentures
    4.50%-5.88%   1997-2006                          $    600           $600
    6.12%-6.88%   2000-2024                             1,200          1,200
    7.00%-7.75%   2009-2026                             1,500          1,500
    8.30%     1996                                          -            200
-------------------------------------------------------------------------------
                                                        3,300          3,500
  Unamortized discount--net of premium                    (29)           (31)
-------------------------------------------------------------------------------
  Total debentures                                      3,271          3,469
-------------------------------------------------------------------------------
  Notes
    5.04%-7.67%   1997-2010                             1,118            950
  Unamortized discount                                     (6)            (5)
-------------------------------------------------------------------------------
  Total notes                                           1,112            945
-------------------------------------------------------------------------------
PacBell
  Debentures
    4.62%-5.88%   1999-2006                               475            225
    6.00%-6.88%   2002-2034                             1,194            945
    7.12%-7.75%   2008-2043                             2,150          2,150
    8.50%     2031                                        225            225
-------------------------------------------------------------------------------
                                                        4,044          3,545
  Unamortized discount--net of premium                    (89)           (85)
-------------------------------------------------------------------------------
  Total debentures                                      3,955          3,460
-------------------------------------------------------------------------------
  Notes
    6.25%-8.70%   2001-2005                             1,150          1,150
  Unamortized discount                                    (18)           (20)
-------------------------------------------------------------------------------
  Total notes                                           1,132          1,130
-------------------------------------------------------------------------------
Other notes
   5.70%-6.98%    1996-2007                               310            316
   7.00%-9.50%    1996-2020                             1,140          1,263
-------------------------------------------------------------------------------
                                                        1,450          1,579
Unamortized discount                                      (14)           (21)
-------------------------------------------------------------------------------
Total other notes                                       1,436          1,558
-------------------------------------------------------------------------------
Guaranteed obligations of employee stock
   ownership plans (1)
   8.41%-9.40%    1996-2000                               208            260
-------------------------------------------------------------------------------
Capitalized leases                                        303             48
-------------------------------------------------------------------------------
Total long-term debt, including current maturities     11,417         10,870
Current maturities                                       (487)          (461)
===============================================================================
Total long-term debt                                 $ 10,930         10,409
===============================================================================
(1) See Note 9.

      During 1995, SBC refinanced long-term debentures of SWBell and PacBell. Costs of $36 associated with refinancing are included in other income (expense) - net, with related income tax benefits of $14 included in income taxes in SBC's Consolidated Statements of Income.

      At December 31, 1996, the aggregate principal amounts of long-term debt scheduled for repayment for the years 1997 through 2001 were $487, $347, $582, $485 and $509. As of December 31, 1996, SBC was in compliance with all covenants and conditions of instruments governing its debt.

      During 1996, PAC entered into sale and leaseback arrangements to finance equipment associated with the buildout of its PCS network. As of December 31, 1996 the obligation remaining for this group of leases is $270. These leases are classified as capitalized leases and the related assets are classified as property, plant and equipment.

      Debt maturing within one year consists of the following at December 31:
-------------------------------------------------------------------------------
                                                         1996           1995
-------------------------------------------------------------------------------
Commercial paper                                     $  1,848       $  2,749
Current maturities of long-term debt                      487            461
===============================================================================
Total                                                $  2,335       $  3,210
===============================================================================

      The weighted average interest rate on commercial paper debt at December 31, 1996 and 1995 was 6.0% and 5.8%. SBC has entered into agreements with several banks for lines of credit totaling $750. All of these agreements may be used to support commercial paper borrowings and are on a negotiated fee basis with interest rates negotiable at time of borrowing. There were no borrowings outstanding under these lines of credit at December 31, 1996. Another group of uncommitted lines of credit with banks that do not require compensating balances or commitment fees, and accordingly are subject to continued review, amounted to approximately $2,800 at December 31, 1996.

7.    Financial Instruments

      The carrying amounts and estimated fair values of SBC's long-term debt,
      including  current  maturities  and  other  financial   instruments,   are
      summarized as follows at December 31:
-------------------------------------------------------------------------------
                                                 1996              1995
-------------------------------------------------------------------------------
                                          Carrying  Fair     Carrying   Fair
                                          Amount    Value    Amount     Value
-------------------------------------------------------------------------------
SWBell debentures                         $3,271     $3,208  $3,469     $3,553
SWBell notes                               1,112      1,115     945        965
PacBell debentures                         3,955      3,917   3,460      3,651
PacBell notes                              1,132      1,171   1,130      1,224
Other notes                                1,436      1,478   1,558      1,629
Trust originated preferred securities      1,000        990       -    -
(TOPrS)                                                                      -
Guaranteed obligations of employee
  stock ownership plans(1)                   208        219     260        280
-------------------------------------------------------------------------------
(1) See Note 10.

      The fair values of SBC's long-term debt were estimated based on quoted market prices, where available, or on the net present value method of expected future cash flows using current interest rates. The fair value of the TOPrS was estimated based on quoted market prices. The carrying amounts of commercial paper debt approximate fair values.

      SBC does not hold or issue any financial instruments for trading purposes. SBC's cash equivalents and short-term investments are recorded at amortized cost. The carrying amounts of cash and cash equivalents and short-term investments and customer deposits approximate fair values.

      Pacific Telesis Financing I and II (the Trusts) were formed for the exclusive purpose of issuing preferred and common securities representing undivided beneficial interests in the Trusts and investing the proceeds from the sales of TOPrS in unsecured subordinated debt securities of PAC. Under certain circumstances, dividends on TOPrS could be deferred for up to a period of five years. TOPrS are subject to a limited guarantee from PAC. PAC sold $1 billion of TOPrS, $500 at 7.56% in January 1996 through Pacific Telesis Financing I and $500 at 8.5% in June 1996 through Pacific Telesis Financing II. Both issues of TOPrS were priced at $25 per share, have an original 30-year maturity that may be extended up to 49 years, and are callable five years after date of sale at par and are included on the balance sheet as corporation-obligated mandatorily redeemable preferred securities of subsidiary trusts. The proceeds were used to retire short-term indebtedness, primarily commercial paper.

      As of December 31, 1996, Pacific Telesis Financing I and II held subordinated debt securities of PAC in principal amounts of $515.5 and $514.5, respectively, with interest rates of 7.56% and 8.5%, respectively.

      PAC has entered into an equity swap contract to hedge exposure to risk of market changes related to its recorded liability for outstanding employee stock options for common stock of AirTouch Communications, Inc. (spun-off operations) and associated SARs. (See Note 11) PAC plans to make open market purchases of the stock of spun-off operations to satisfy its obligation for options that are exercised. Off-balance-sheet risk exists to the extent the market price of the stock of spun-off operations rises above the market price reflected in the liability's current carrying value. The equity swap was entered into to hedge this exposure and minimize the impact of market fluctuations. The contract entitles PAC to receive settlement payments to the extent the price of the common stock of spun-off operations rises above the notional value of $23.74 per share, but imposes an obligation to make payments to the extent the price declines below this level. The swap also obligates PAC to make a monthly payment of a fee based on LIBOR. The total notional amount of the contract, $60 and $77 as of December 31, 1996 and 1995 respectively, covers the approximate number of the options and SARs outstanding of spun-off operations on that date. PAC plans to periodically adjust downward the outstanding notional amount as the options and SARs are exercised. The equity swap contract expires April 1999.

      Both the equity swap and PAC's liability for the stock options and SARs of spun-off operations are carried in the balance sheet at their market values, which were immaterial as of December 31, 1996 and 1995. Gains and losses from quarterly market adjustments of the carrying amounts are substantially offset in results of operations. As of December 31, 1996 and 1995, the accounting loss that would be incurred from nonperformance by the counterparty to the equity swap was $4 and $14, respectively. However, management does not expect to realize any loss from counterparty nonperformance.

8.    Income Taxes

      Significant components of SBC's deferred tax liabilities and assets are as follows at December 31:
-------------------------------------------------------------------------------
                                                            1996          1995
-------------------------------------------------------------------------------
Depreciation and amortization                            $  3,283     $  3,072
Other                                                       1,019          820
-------------------------------------------------------------------------------
Deferred tax liabilities                                    4,302        3,892
-------------------------------------------------------------------------------
Employee benefits                                           2,221        2,206
Unamortized investment tax credits                            195          224
Other                                                       1,328        1,503
-------------------------------------------------------------------------------
Deferred tax assets                                         3,744        3,933
-------------------------------------------------------------------------------
Deferred tax assets valuation allowance                        96          110
===============================================================================
Net deferred tax liabilities                             $    654     $     69
===============================================================================

In 1996 the State of California reduced the corporate tax rate from 9.3% to 8.84%, effective for taxable years beginning on or after January 1, 1997. In accordance with generally accepted accounting principles, net deferred tax assets at December 31, 1996 were revalued to reflect the lower tax rate. This revaluation increasing state income tax expense, net of federal income tax, and decreasing net income was not material in 1996.

The decrease in the valuation allowance is the result of an evaluation of the uncertainty associated with the realization of certain deferred tax assets. The valuation allowance is maintained in deferred tax assets for certain unused federal and state loss carryforwards.

      The components of income tax expense are as follows:

----------------------------------------------------------------------------------
                                                      1996      1995        1994
----------------------------------------------------------------------------------
Federal
   Current                                       $   1,242   $   829     $ 1,347
   Deferred--net                                       468       520         (49)
   Amortization of investment tax credits              (80)      (95)       (124)
----------------------------------------------------------------------------------
                                                     1,630     1,254       1,174
----------------------------------------------------------------------------------
State and local
   Current                                             172       176         245
   Deferred--net                                       158        89          29
----------------------------------------------------------------------------------
                                                       330       265         274
==================================================================================
Total                                            $   1,960   $ 1,519     $ 1,448
==================================================================================

      A reconciliation of income tax expense and the amount computed by applying the statutory federal income tax rate (35%) to income before income taxes and extraordinary loss is as follows:

----------------------------------------------------------------------------------
                                                      1996        1995      1994
----------------------------------------------------------------------------------
Taxes computed at federal statutory rate         $    1,802  $   1,567   $ 1,479
Increases (decreases) in income taxes resulting
from:
Amortization of investment tax credits over the
life of the plant                                       (53)       (92)     (124)
   that gave rise to the credits--1996 and
1995, net of deferred income tax
Excess deferred income taxes due to rate change          -         (24)      (35)
Depreciation of telephone plant construction
costs previously                                         -          14        23
   deducted for tax purposes--net
State and local income taxes--net of federal            215        172       178
income tax benefit
Other--net                                               (4)      (118)      (73)
==================================================================================
Total                                            $    1,960  $   1,519   $ 1,448
==================================================================================


9.    Employee Benefits

      Pensions - Substantially all employees of SBC are covered by one of three noncontributory pension and death benefit plans. The pension benefit formula used in the determination of pension cost for nonmanagement employees is based on a flat dollar amount per year of service according to job classification. For PAC managers, benefits accrue in separate account balances based on a fixed percentage of each employee's monthly salary with interest. For all other managers, employees' benefits are determined based upon a stated percentage of adjusted career income.

      SBC's objective in funding the plans, in combination with the standards of the Employee Retirement Income Security Act of 1974 (as amended), is to accumulate funds sufficient to meet its benefit obligations to employees upon their retirement. Contributions to the plans are made to a trust for the benefit of plan participants. Plan assets consist primarily of stocks, U.S. government and domestic corporate bonds, index funds and real estate.

      SBC reports pension costs and related obligations under the provisions of FAS 87 and FAS 88. However, prior to discontinuing application of FAS 71 during 1995, PacBell recognized pension costs consistent with the methods adopted for ratemaking. Nevada Bell continues to follow the accounting method prescribed by the Public Service Commission of Nevada. Pension costs recognized by PacBell under FAS 71 reflected a California Public Utilities Commission (CPUC) order requiring the continued use of the aggregate cost method for intrastate operations and a Federal Communications Commission (FCC) requirement to use FAS 87 and FAS 88 for interstate operations. (See Note 2)

Net pension cost is composed of the following:
---------------------------------------------------------------------------------------
                                              1996              1995         1994
---------------------------------------------------------------------------------------
Service cost--benefits earned during the       297        $      311     $    354                                               $
period
Interest cost on projected benefit           1,131             1,161        1,142
obligation
Actual return on plan assets                (2,919)           (4,232)         (24)
Other--net                                   1,270             2,813       (1,396)
---------------------------------------------------------------------------------------
Net periodic pension cost (benefit)under      (221)               53           76
FAS 87
Adjustment to reflect differing                  -                 -           18
regulatory treatment
---------------------------------------------------------------------------------------
Net pension cost (benefit)                    (221)       $       53     $     94                                               $
---------------------------------------------------------------------------------------

      The following table sets forth the pension plans' funded status and the amounts included in SBC's Consolidated Balance Sheets at December 31:
--------------------------------------------------------------------------------
                                                         1996          1995
--------------------------------------------------------------------------------
Fair value of plan assets                           $  20,738     $  20,019
Less: Actuarial present value of projected benefit     15,006        17,339
obligation
--------------------------------------------------------------------------------
Plan assets in excess of projected benefit              5,732         2,680
obligation
Unrecognized prior service cost                           845           992
Unrecognized net gain                                  (6,072)       (3,272)
Unamortized transition asset                             (973)       (1,099)
--------------------------------------------------------------------------------
Accrued pension cost                                $    (468)    $    (699)
================================================================================

      The projected benefit obligation was increased $202 and $407 at December 31, 1996 and 1995, respectively, for the cost of force reductions anticipated to take place in 1996 and 1997 and recognized in the SBC's financial statements under FAS 88.

      Significant weighted average assumptions used in developing pension information include:

-----------------------------------------------------------------------------------
                                                     1996        1995      1994
-----------------------------------------------------------------------------------
Discount rate for determining projected benefit        7.5%     7.25%      7.78%
obligation
Long-term rate of return on plan assets                8.55%     8.0%      8.0%
Composite rate of compensation increase                4.3%      4.3%      4.3%
-----------------------------------------------------------------------------------

      The projected benefit obligation is the actuarial present value of all benefits attributed by the pension benefit formula to previously rendered employee service. It is measured based on assumptions concerning future interest rates and employee compensation levels. Should actual experience differ from the actuarial assumptions, the benefit obligation will be affected.

      In March 1996, management amended the pension plan for PAC managers from a final pay plan to a cash balance plan effective July 1, 1996. An enhanced transition benefit, based on frozen pay and service as of June 30, 1996 was established to preserve benefits already accrued by salaried employees under the final pay plan and resulted in an increase in earned benefits for most employees. SBC also updated the actuarial assumptions used in valuing the PAC plans to reflect changes in market interest rates and recent experience, including a change in its assumption concerning future ad hoc increases in pension benefits. Taken together, these changes increased net income by approximately $125 during 1996.

      The actuarial estimate of the accumulated benefit obligation does not include assumptions about future compensation levels. The accumulated benefit obligation as of December 31, 1996 was $13,965, of which $12,376 was vested. At December 31, 1995 these amounts were $15,433 and $13,565. The reduction in the accumulated benefit obligation in 1996 reflects the changes noted above.

      During 1996, 1995 and 1994, special pension benefits and cash incentives were offered in connection with PacBell restructuring and related force reduction program. Approximately 4,200, 2,200 and 3,800 employees left PacBell during 1996, 1995 and 1994, respectively, under retirement or voluntary and involuntary severance programs. Annual pension cost excludes $(64), $219 and $62 of additional pension costs charged to PacBell's restructuring reserve in 1996, 1995 and 1994, respectively.

      In December 1996, under the provisions of Section 420 of the Internal Revenue Code, SBC transferred $73 in pension assets to a health care benefit account for the reimbursement of retiree health care benefits paid by SBC.

      Supplemental Retirement Plans - SBC also provides senior and middle management employees with nonqualified, unfunded supplemental retirement and savings plans. These plans include supplemental defined pension benefits as well as compensation deferral plans, some of which include a corresponding match by SBC based on a percentage of the compensation deferral. Expenses related to these plans were $88, $91 and $94 in 1996, 1995 and 1994. Liabilities of $758 and $701 related to these plans have been included in other noncurrent liabilities in SBC's Consolidated Balance Sheets at December 31, 1996 and 1995.

      Postretirement Benefits - SBC provides certain medical, dental and life insurance benefits to substantially all retired employees under various plans and accrues actuarially determined postretirement benefit costs as active employees earn these benefits. However, employees retiring after certain dates will pay a share of the costs of medical coverage that exceeds a defined dollar medical cap. Such future cost sharing provisions have been reflected in determining SBC's postretirement benefit costs.

      Postretirement benefit cost is composed of the following:
  -----------------------------------------------------------------------------
                                                   1996        1995       1994
  -----------------------------------------------------------------------------
   Service cost--benefits earned during the      $  101          99    $   108
  period
   Interest cost on accumulated postretirement      475         496        489
  benefit obligation
     (APBO)
   Actual return on assets                         (375)       (452)       (19)
   Other--net                                       208         318        (87)
  =============================================================================
   Postretirement benefit cost                   $  409     $   461    $   491
  =============================================================================

      SBC maintains Voluntary Employee Beneficiary Association (VEBA) trusts to fund postretirement benefits. During 1996 and 1995, SBC contributed $320 and $455 into the VEBA trusts to be ultimately used for the payment of postretirement benefits. Assets consist principally of stocks and U.S. government and corporate bonds.

      The following table sets forth the plans' funded status and the amount included in SBC's Consolidated Balance Sheets at December 31:
-------------------------------------------------------------------------------
                                                            1996        1995
-------------------------------------------------------------------------------
Retirees                                                $  4,047    $   4,200
Fully eligible active plan participants                      706          583
Other active plan participants                             1,819        1,867
-------------------------------------------------------------------------------
Total APBO                                                 6,572        6,650
Less:  Fair value of plan assets                           2,697        2,169
-------------------------------------------------------------------------------
APBO in excess of plan assets                              3,875        4,481
Unrecognized prior service cost                              (31)         (38)
Unrecognized net gain                                      1,119          616
-------------------------------------------------------------------------------
Accrued postretirement benefit obligation               $  4,963    $   5,059
===============================================================================

      In December 1995, one of the life insurance benefit plans was merged with one of the medical plans. Also in December 1995, $109 of postretirement life insurance assets were transferred to the VEBA trusts. The fair value of plan assets restricted to the payment of life insurance benefits only were $746 and $700 at December 31, 1996 and 1995. At December 31, 1996 and 1995, the accrued life insurance benefits included in the accrued postretirement benefit obligation were $57 and $42.

      The assumed medical cost trend rate in 1997 is 8%, decreasing gradually to 5.5% in 2002, prior to adjustment for cost-sharing provisions of the plan for active and certain recently retired employees. The assumed dental cost trend rate in 1997 is 6.25%, reducing to 5.0% in 2002. Raising the annual medical and dental cost trend rates by one percentage point increases the APBO as of December 31, 1996 by $557 and increases the aggregate service and interest cost components of the net periodic postretirement benefit cost for 1996 by approximately $53. Significant assumptions for the discount rate, long-term rate of return on plan assets and composite rate of compensation increase used in developing the APBO and related postretirement benefit costs were the same as those used in developing the pension information.

10.   Other Employee Benefits

      Employee Stock Ownership Plans - SBC maintains contributory savings plans which cover substantially all employees. Under the savings plans, SBC matches a stated percentage of eligible employee contributions, subject to a specified ceiling.

      SBC has three leveraged Employee Stock Ownership Plans (ESOPs) as part of the existing savings plans. Two of the ESOPs were funded with notes issued by the savings plans to various lenders, the proceeds of which were used to purchase shares of SBC's common stock in the open market. These notes are unconditionally guaranteed by SBC and therefore recorded as a liability. They will be repaid with SBC contributions to the savings plans, dividends paid on SBC shares and interest earned on funds held by the ESOPs.

      The third ESOP purchased PAC treasury shares in exchange for a promissory note from the plan to PAC. Since PAC is the lender, this note is not reflected as a liability and the remaining cost of unallocated trust shares is carried as a reduction of shareowners' equity. Principal and interest on the note is paid from employer contributions and dividends received by the trust. All PAC shares were exchanged for SBC shares effective with the merger April 1, 1997. The provisions of this ESOP were unaffected by this exchange.

      SBC's match of employee contributions to the savings plans is fulfilled with shares of stock allocated from the ESOPs and with purchases of SBC's stock in the open market. Shares held by the ESOPs are released for allocation to the accounts of employees as employer matching contributions are earned. Benefit cost is based on a combination of the contributions to the savings plans and the cost of shares allocated to participating employees' accounts. Both benefit cost and interest expense on the notes are reduced by dividends on SBC's shares held by the ESOPs and interest earned on the ESOPs' funds.

Information related to the ESOPs and the savings plans is summarized below:
-------------------------------------------------------------------------------
                                                  1996        1995       1994
-------------------------------------------------------------------------------
Benefit expense--net of dividends and interest  $   65       $  66     $   67
income
Interest expense--net of dividends and              26          37         36
interest income
-------------------------------------------------------------------------------
Net ESOP expense                                    91         103        103
Additional savings plans stock purchases             -           -         (1)
-------------------------------------------------------------------------------
Total expense                                   $   91       $ 103     $  102
===============================================================================
Company contributions for ESOPs                 $  108       $  89     $  118
===============================================================================
Dividends and interest income for debt service  $   62       $  72     $   62
===============================================================================


SBC shares held by the ESOPs are summarized as follows at December 31:
-------------------------------------------------------------------------------
                                                              1996        1995
-------------------------------------------------------------------------------
Unallocated                                              15,502,896  16,136,159
Committed to be allocated                                   177,594     274,425
Allocated to participants                                15,559,574  16,209,602
===============================================================================
Total                                                    31,240,064  32,620,186
===============================================================================

11.   Stock Based Compensation

      Under various SBC plans, senior and other management employees have received stock options and SARs to purchase 41 million shares of SBC common stock. As of December 31, 1996, SBC is authorized to issue options to purchase up to an additional 37 million shares remain authorized for issuance. Options issued through December 31, 1996 carry exercise prices equal to the market price of the stock at the date of grant and have maximum terms ranging from five to ten years. Depending upon the plan, vesting of options occurs up to three years from the date of grant.

      In 1996 SBC elected to continue measuring compensation cost for these plans using the intrinsic value based method of accounting prescribed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (FAS 123). Accordingly, no compensation cost for stock based compensation plans has been recognized other than for restricted stock and SARs which totaled $2 and $1 for 1996 and 1995, respectively. Had compensation cost for stock option plans been recognized using the fair value based method of accounting at the date of grant for awards in 1996 and 1995 as defined by FAS 123, SBC's net income (loss) would have been $3,250 and $(3,074) and net income (loss) per share would have been $3.53 and $(3.34).

      Options and SARs held by the continuing employees of PAC at the time of the spin-off (see Note 15) were supplemented with an equal number of options and SARs for common shares of spun-off operations. The exercise prices for outstanding options and SARs held by continuing employees of PAC were adjusted downward to reflect the value of the supplemental spun-off operations' options and SARs. The balance sheet reflects a related liability equal to the difference between the current market price of spun-off operations stock and the exercise prices of the supplemental options outstanding (see Note 7). As of December 31, 1996, 2,182,369 supplemental spun-off operations options and SARs were outstanding with expiration dates ranging from 1997 to 2003. Outstanding options and SARs that were held by employees of the wireless operations at the spin-off date were replaced by options and SARs for common shares of spun-off operations. The spun-off operations assumed liability for these replacement options and SARs.

      For purposes of these pro forma disclosures, the estimated fair value of the options granted after 1994 is amortized to expense over the options' vesting period. Because most employee options vest over a two to three year period, these disclosures will not be indicative of future pro forma amounts until the FAS 123 rules are applied to all outstanding non-vested awards. The fair value for these options was estimated at the date of grant, using a Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995: risk-free interest rate of 6.26% and 6.34%; dividend yield of 4.92% and 3.61%; expected volatility factor of 18% and 18%; and expected option life of 4.7 and 4.6 years.

Information related to options and SARs is summarized below:
--------------------------------------------------------------------------------
                                                                        Weighted
                                                                         Average
                                                          Number        Exercise
                                                                           Price
--------------------------------------------------------------------------------
Outstanding at January 1, 1994                        14,318,818          $35.25
Granted                                               10,504,532           42.72
Exercised                                             (1,304,357)          32.14
Forfeited/Expired                                       (505,278)          38.04
Replaced - Spun-off operations                        (1,019,633)          33.17
--------------------------------------------------------------------------------
Outstanding at December 31, 1994                      21,994,082           39.03
  (7,942,775 exercisable at weighted average price
  of $34.60)
Granted                                                8,367,822           46.97
Exercised                                             (2,186,670)          33.79
Forfeited/Expired                                       (754,684)          42.71
--------------------------------------------------------------------------------
Outstanding at December 31, 1995                      27,420,550           41.77
  (12,762,259 exercisable at weighted average price
  of $38.10)
Granted                                               12,321,638           45.96
Exercised                                             (1,883,710)          37.45
Forfeited/Expired                                       (759,276)          43.11
--------------------------------------------------------------------------------
Outstanding at December 31, 1996                      37,099,202          $43.35
  (17,761,413 exercisable at weighted average price
  of $40.25)
================================================================================

 Information related to options and SARs outstanding at December 31, 1996:

----------------------------------------------------------------------------------------
Exercise Price Range                 $22.00-26.99$27.00-39.99 $40.00-44.99 $45.00-57.38
----------------------------------------------------------------------------------------
Number of options and SARs:
  Outstanding                             78,305    8,315,629   12,986,852   15,718,416
  Exercisable                             78,305    4,501,735   11,653,036    1,528,337
Weighted average exercise price:
  Outstanding                             $24.05     $  35.26     $  42.04     $  48.81
  Exercisable                             $24.05     $  33.42     $  42.07     $  47.35
Weighted average remaining             1.8 years    4.9 years    7.2 years    6.2 years
contractual life
========================================================================================

      The weighted-average grant-date fair value of each option granted during the year was $6.90 for 1996 and $8.31 for 1995.

      Options and SARs outstanding but not exercisable at December 31, 1996 include 3,811,502 held by PAC employees. All options and SARs held by PAC employees became exercisable effective with the merger.


12.   Shareowners' Equity

      Share Repurchases - From time to time, SBC has repurchased shares of common stock for distribution, to offset shares distributed through its employee benefit plans and SBC's Dividend Reinvestment Plan, in connection with certain acquisitions or for general purposes. In January 1997, the Board of Directors of SBC (Board) rescinded all authorizations to repurchase common stock.

      Guaranteed Obligations of Employee Stock Ownership Plans - SBC's guarantee of certain ESOP notes issued by savings plans (see Note 10) is presented as a reduction to shareowners' equity and an increase in long-term debt. The amount of debt guaranteed decreases as the notes are repaid.

      Shareowners' Rights Plan - The Shareowners' Rights Plan (Plan) becomes operative in certain events involving the acquisition of 20% or more of SBC's common stock by any person or group in a transaction not approved by the Board, or the designation by the Board of a person or group owning more than 10% of the outstanding stock as an adverse person, as provided in the Plan. Upon the occurrence of these events, each right, unless redeemed by the Board, generally entitles the holder (other than the holder triggering the right) to purchase an amount of common stock of SBC (or, in certain circumstances, of the potential acquiror) having a value equal to two times the exercise price of $160. The rights expire in January 1999. After giving effect to a stock split in May 1993, effected in the form of a stock dividend, each share of common stock represents one-half of a right.

      The rights have certain antitakeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire SBC on terms not approved by the Board.

      The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed.

13.   Acquisitions and Dispositions

      In October 1995, SBC combined its United Kingdom cable television operations with those of TeleWest Communications, P.L.C., a publicly held joint venture between Telecommunications, Inc. and U S WEST, Inc. The resulting entity, TeleWest P.L.C. (TeleWest), is the largest cable television operator in the United Kingdom. SBC owns approximately 15% of the new entity and accounts for its investment using the cost method of accounting. Restrictions expiring over the next four years exist on the sale of SBC's interest in TeleWest. SBC recorded an after-tax gain of $111 associated with the combination.

      During 1995, SBC purchased at auction PCS licenses in Los Angeles-San Diego, California; San Francisco-Oakland-San Jose, California; Memphis, Tennessee; Little Rock, Arkansas; and Tulsa, Oklahoma for approximately $769. During 1996, SBC received several AT&T cellular networks in Arkansas in exchange for SBC's PCS licenses in Memphis and Little Rock and other consideration.

      During 1994, SBC purchased two cable television systems located in Montgomery County, Maryland, and Arlington County, Virginia, for $650. Also in 1994, SBC acquired the domestic wireless business of Associated Communications Corporation (Associated) for $705, including wireless systems in Buffalo, Rochester, Albany and Glens Falls, New York, and in two separate transactions purchased smaller wireless systems in Syracuse, Utica and Ithaca, New York, which are adjacent to the Associated properties.

      In October 1994, SBC formed a strategic alliance with Compagnie Generale des Eaux (CGE), a French diversified public company. Through this alliance, SBC acquired an indirect 10% ownership of Societe Francaise du Radiotelephone S.A. (SFR), a nationwide cellular company in France, and minority ownership interests in other communications businesses controlled by CGE, and CGE obtained an effective 10% interest in SBC's wireless operations in Washington, D.C.-Baltimore and surrounding rural markets. SBC and CGE both made contributions to the alliance. SBC's effective contribution was $376. This investment is accounted for under the equity method of accounting.

      In addition to payments shown in the Consolidated Statements of Cash Flows, the 1994 acquisitions were also financed through the issuance of 16 million new and treasury shares, valued at approximately $660, and the issuance of approximately $360 of long-term debt. All of the acquisitions were accounted for under the purchase method of accounting. The purchase prices in excess of the underlying fair value of identifiable net assets acquired are being amortized over periods not to exceed 40 years. Results of operations of the properties acquired have been included in the consolidated financial statements from their respective dates of acquisition.

      The above developments did not have a significant impact on consolidated results of operations for 1995 and 1994, nor would they had they occurred on January 1 of the respective periods.

14.   Additional Financial Information

-------------------------------------------------------------------------------
                                                                   December 31,

                                                           --------------------
Balance Sheets                                                1996        1995
-------------------------------------------------------------------------------
Accounts payable and accrued liabilities
   Accounts payable                                      $   2,741   $   2,639
   Accrued taxes                                               893         472
   Advance billing and customer deposits                       611         672
   Compensated future absences                                 479         477
   Accrued interest                                            279         265
   Accrued payroll                                             194         173
   Other                                                     1,387       1,328
===============================================================================
Total                                                    $   6,584   $   6,026
===============================================================================
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Statements of Income                             1996         1995        1994
-------------------------------------------------------------------------------
Interest expense incurred                    $    948    $   1,000   $     935
Capitalized interest                             (136)         (43)          -
-------------------------------------------------------------------------------
Total interest expense                       $    812    $     957   $     935
===============================================================================
Allowance for funds used during                     -    $      48   $      48
construction
===============================================================================

-------------------------------------------------------------------------------
Statements of Cash Flows                         1996         1995        1994
-------------------------------------------------------------------------------
Cash paid during the year for:
   Interest                                  $    908    $     996   $     923
   Income taxes                              $  1,283    $   1,220   $   1,665
-------------------------------------------------------------------------------

      No customer accounted for more than 10% of consolidated revenues in 1996 or 1995. Approximately 10% of SBC's consolidated revenues in 1994 were from services provided to AT&T Corp. No other customer accounted for more than 10% of consolidated revenues in 1994.

      Several   subsidiaries   of  SBC  have   negotiated   contracts  with  the
      Communications Workers of America (CWA), none of which is subject to renegotiation in 1997. Approximately 66% of SBC's employees are represented by the CWA.

15.   Spun-Off Operations

      Effective  April 1, 1994,  PAC spun off to  shareowners  its  domestic and international cellular, paging and other wireless operations in a one-for-one stock distribution of its 86% interest in AirTouch Communications, Inc. The stock distribution was recorded as a stock dividend from paid-in capital at the carrying amount of the net assets of spun-off operations. As a result, PAC's total assets and shareowners' equity were each reduced by $2.9 billion in 1994. The stock distribution itself was a non-cash transaction, which did not affect PAC's cash flow statement.

      Under a separation agreement, any unrecorded non-tax contingent liabilities that become certain after the spin-off date will be allocated based on origin of the claim, and acts by, or benefits to, PAC or the spun-off operations. In addition, PAC's responsibilities have been terminated in connection with any future obligations under the spun-off operations' joint venture agreement with Cellular Communications, Inc., and under various financial instrument contracts.

      PAC's previous interests in the net revenues and expenses of the spun-off operations prior to April 1, 1994, are classified separately as income from spun-off operations in the income statement.

      The components of income from operations through March 31, 1994 are summarized below:

       ------------------------------------------------------------
       Operating revenues                                 $   259
       Operating expenses                                     225
       ------------------------------------------------------------
       Operating income                                        34
       Other income (expense)-net                              22
       ------------------------------------------------------------
       Income before income taxes                              56
       Income taxes                                            29
       ------------------------------------------------------------
       Income before minority interest                         27
       Minority interest of other shareowners                 (4)
       ------------------------------------------------------------
       Income from spun-off operations                    $    23
       ------------------------------------------------------------

      PAC's cash flow statement for 1994 includes separately the cash flows of spun-off operations.

16.   Restructuring Reserve

      In December 1993 a reserve was established to record the incremental cost of force reductions associated with restructuring PacBell's business processes through 1997. This reserve is to cover the incremental severance costs associated with terminating more than 14,000 employees through 1997. It is also to cover the incremental costs of consolidating and streamlining operations and facilities to support this downsizing initiative. The remaining reserve balance as of December 31, 1996 and 1995, was $97 and $228, respectively.

17.   Commitments And Contingencies

      Purchase Commitments - In December 1994, PacBell contracted for the purchase of up to $2,000 of Advanced Communications Network ("ACN") facilities, which incorporated new technologies. During 1995, the ability to deploy the facilities outstripped the ACN vendors' ability to deliver necessary products and software. Accordingly, management decided to suspend construction at certain sites, which reduced the expected cost to less than $700. If ACN facilities meet certain quality and performance criteria (the Network Test), PacBell is committed to purchase the ACN facilities in 1998. If ACN facilities are acquired, due to competition or other factors affecting PacBell's ability to recover its investment in these facilities, their value to PacBell could be materially impaired. If ACN facilities fail the Network Test, PacBell will not be committed to buy the ACN facilities but might be liable to reimburse the principal ACN vendor for some construction costs up to $300, which would also result in a material charge

      As of December 31, 1996, PacBell had purchase commitments of about $208 remaining in connection with its previously announced program for
      deploying  an  all  digital   switching   platform   with  ISDN  and  SS-7
      capabilities.

      Revenues Subject to Refund - In 1992, the CPUC issued a decision adopting, with modification, FAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," for regulatory accounting purposes. Annual price cap decisions by the CPUC granted PacBell approximately $100 in each of the years 1993-1996 for partial recovery of higher costs under FAS 106. In October 1994 the CPUC reopened the proceeding to determine the criteria for exogenous cost treatment and whether PacBell should continue to recover these costs. The CPUC's order also held that related revenues collected after October 12, 1994, were subject to refund plus interest pending this future proceeding. Subsequently, the CPUC reaffirmed that postretirement benefits costs are appropriately recoverable in PacBell's price cap filings.


      Property Tax Investigation - In 1992, a settlement agreement was reached between the State Board of Equalization, all California counties, the State Attorney General, and 28 utilities, including PacBell, on a specific methodology for valuing utility property for property tax purposes for a period of eight years. The CPUC opened an investigation to determine if any resulting property tax savings should be returned to customers. Intervenors have asserted that as much as $20 of annual property tax savings should be treated as an exogenous cost reduction in PacBell's annual price cap filings. These intervenors have also asserted that past property tax savings totaling as much as approximately $70 as of December 31, 1996, plus interest should be returned to customers. Management believes that, under the CPUC's regulatory framework, any property tax savings should be treated only as a component of the calculation of shareable earnings and not as an exogenous cost. In an Interim Opinion issued in June 1995, the CPUC decided to defer a final decision on this matter pending resolution in a separate proceeding of the criteria for exogenous cost treatment under its regulatory framework.

18.   Quarterly Financial Information (Unaudited)

----------------------------------------------------------------------------------

                                           Earnings        Stock Price (4)
            Total                               per  -----------------------------
Calendar Operating  Operating Net Income     Common
Quarter   Revenues     Income     (Loss)      Share    High       Low      Close
----------------------------------------------------------------------------------
1996
First (1)$   5,574  $   1,458  $     888  $     0.96$  60.250$  49.750  $  52.625
Second       5,738      1,489        803        0.87   50.750   46.250     49.250
Third        5,957      1,532        867        0.94   51.000   46.000     48.125
Fourth       6,217      1,357        721        0.79   55.250   47.000     51.875
------------------------------------------
Annual   $  23,486  $   5,836  $   3,279  $     3.56
(1)
==================================================================================
1995
First    $   5,164  $   1,233  $     695  $     0.76$  43.875$  39.625  $  42.000
Second       5,256      1,301        712        0.78   47.875   41.625     47.625
Third (2)    5,567      1,432     (5,207)      (5.64)  55.125   45.500     55.000
Fourth (3)   5,725      1,154        736        0.80   58.500   53.125     57.250
------------------------------------------
Annual   $  21,712  $   5,120  $  (3,064) $    (3.33)
(2)
==================================================================================

(1) Net Income and Earnings per Common Share reflect a cumulative effect of accounting change of $90 or $0.10 per share from change in accounting for directory operations.

(2) Net Loss and Earnings per Common Share reflect an extraordinary loss of $6,022, or $6.55 per share, from discontinuance of regulatory accounting.

(3) Operating Income reflects $139 in selling, general and administrative expenses associated with a strategic realignment of functions. These expenses include postemployment benefits for approximately 2,400 employees arising from the consolidation of operations within the five-state area, streamlining support and administrative functions and integrating financial systems.

    Net Income and Earnings per Common Share reflect after-tax charges of $88 for the strategic realignment of functions and $11 for refinancing of debt and an after-tax gain of $111 from the merger of SBC's United Kingdom cable television operations into TeleWest. The net of these transactions was $12, or $0.01 per share.

(4) Represents historical trading of SBC common stock. Prices have not been adjusted to reflect the merger with PAC.

(b) Exhibits

    Exhibit 18      Preferability letter on changes in accounting.

    Exhibit 23-a    Consent of Ernst & Young LLP.

    Exhibit 23-b    Consent of Coopers & Lybrand L.L.P.

    Exhibit 27      Financial Data Schedule.

    Exhibit 99      Opinion of Independent Auditors Coopers & Lybrand L.L.P.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        SBC Communications Inc.

                                        /s/ Donald E. Kiernan

                                        Donald E. Kiernan
                                        Senior Vice President, Treasurer
                                        and Chief Financial Officer



May 8, 1997

                                    EXHIBIT INDEX


   Exhibit
   Number......................................................

    18        Preferability letter on changes in accounting.

    23-a      Consent of Ernst & Young LLP.

    23-b      Consent of Coopers & Lybrand L.L.P.

    27        Financial Data Schedule.

    99        Opinion of Independent Auditors Coopers & Lybrand L.L.P.